Exhibit 10.1

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

among

AVIDXCHANGE, INC.

AFV COMMERCE, INC.

AND

THE OTHER DOMESTIC SUBSIDIARY BORROWERS

THAT MAY BECOME PARTIES HERETO

as Borrowers

THE LENDERS NAMED HEREIN

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent and Issuing Lender

KEYBANC CAPITAL MARKETS INC.

as Joint Lead Arranger and Joint Book Runner

JPMORGAN CHASE BANK, N.A.

MUFG BANK, LTD.

as Joint Lead Arranger and Joint Book Runner

_____________________

dated as of

August 8, 2024

_____________________

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Section 12.23	Governing Law; Submission to Jurisdiction	130
JURY TRIAL WAIVER.		132

Exhibit A Form of Revolving Credit Note

Exhibit B Form of Notice of Loan

Exhibit C Form of Notice of Conversion and Continuation of Loan

Exhibit D Form of Compliance Certificate

Exhibit E Form of Assignment and Assumption Agreement

Exhibit F Form of Additional Lender Assumption Agreement

Exhibit G Form of Domestic Subsidiary Borrower Assumption Agreement

Exhibit H-1 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-2 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-3 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-4 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1 Commitments of Lenders

Schedule 2 Domestic Subsidiary Borrowers

Schedule 3 Guarantors of Payment

Schedule 4 Pledged Securities

Schedule 5 Hamilton Properties

Schedule 5.8 Indebtedness

Schedule 5.9 Liens

Schedule 5.11 Investments

Schedule 5.17 Affiliate Transactions

Schedule 6.1 Corporate Existence; Subsidiaries; Foreign Qualification

Schedule 6.4 Litigation and Administrative Proceedings

Schedule 6.9 Locations

Schedule 6.11 Employee Benefits Plans

Schedule 6.16 Material Agreements

Schedule 6.17 Intellectual Property

Schedule 6.18 Insurance

Schedule 6.19 Deposit Accounts and Securities Accounts

Schedule 7.4 Pledged Notes

Schedule 7.5 Commercial Tort Claims

This AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is dated August 8, 2024 among:

(a) AVIDXCHANGE, INC., a Delaware corporation (“Avid”);

(b) AFV COMMERCE, INC., a Delaware corporation (“AFV”);

(c) each Domestic Subsidiary Borrower, as hereinafter defined, as may hereafter become a party hereto (each such Domestic Subsidiary Borrower, together with Avid and AFV, collectively, as the “Borrowers” and, individually, each a “Borrower”);

(d) the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.10(b) or 12.9 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(e) KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”) and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrowers, the Administrative Agent and the lenders named therein entered into that certain Credit and Security Agreement (as amended, the “Original Credit Agreement”), dated as of the December 29, 2022 (the “Original Closing Date”);

WHEREAS, this Agreement amends and restates in its entirety the Original Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall be superseded hereby. All references to “Credit Agreement” contained in the Loan Documents, as defined in the Original Credit Agreement, delivered in connection with the Original Credit Agreement shall be deemed to refer to this Agreement. Notwithstanding the amendment and restatement of the Original Credit Agreement by this Agreement, the Obligations, as defined in the Original Credit Agreement, outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Original Credit Agreement immediately prior to the effectiveness of this Agreement shall remain outstanding and constitute continuing Obligations hereunder; provided that, on the Closing Date, the Administrative Agent shall, with the cooperation of the Lenders, cause the amounts of the commitments, existing loans and participations in letters of credit under the Original Credit Agreement to be, as applicable, re-allocated among the Lenders in accordance with their respective Commitment Percentages established pursuant to this Agreement. Such outstanding Obligations and the Guaranties of Payment, as defined in the Original Credit Agreement, thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations. In furtherance of and, without limiting the foregoing, from and after the Closing Date and except as expressly specified herein, the terms, conditions, and covenants governing the Obligations, as defined in the Original Credit Agreement, outstanding under the Original Credit Agreement shall be as set forth in this Agreement, which shall supersede the Original Credit Agreement in its entirety;

WHEREAS, it is the intent of the Borrowers, the Administrative Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and

WHEREAS, the Borrowers, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

Article I DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Acquisition Step-Up Period” means a four consecutive fiscal quarter period of Parent that meets the following criteria: (a) a Material Acquisition Event shall have occurred during the first fiscal quarter of such period (or, at the Borrower’s option, the immediately preceding fiscal quarter), and (b) on or prior to the last day of the fiscal quarter such Material Acquisition Event shall have occurred, the Administrative Borrower shall have designated the four fiscal quarters period comprising an “Acquisition Step-Up Period” pursuant to a written notice to the Administrative Agent (and the Administrative Agent shall notify the Lenders of such notice promptly after receipt thereof from the Administrative Borrower); provided that the Administrative Borrower may only designate two Acquisition Step-Up Periods during the Commitment Period (and not consecutively).

“Additional Commitment” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Lender” means an Eligible Assignee that shall become a Lender pursuant to Section 2.10(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in substantially the form of Exhibit F, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.10(b)(ii) hereof.

“Additional Term Loan Facility” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Term Loan Facility Amendment” means that term as defined in Section 2.10(c)(ii) hereof.

“Adjusted Daily Simple SOFR” or “Adjusted Daily Simple SOFR Rate” means, with respect to a Daily Simple SOFR Loan, the greater of (a) the sum of (i) Daily Simple SOFR and (ii) the SOFR Index Adjustment and (b) the Floor.

“Adjusted Term SOFR Rate” means for any Available Tenor and Interest Period with respect to a Term SOFR Loan, the greater of (a) the sum of (i) Term SOFR for such Interest Period and (ii) the SOFR Index Adjustment and (b) the Floor.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter among the Borrowers and the Administrative Agent, dated as of the Closing Date.

“Administrative Borrower” means Avid.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AFV” means that term as defined in the first paragraph of this Agreement.

“AFV Holdings” means AFV Holdings One, Inc., a North Carolina corporation.

“Agent Parties” means that term as defined in Section 10.13(b) hereof.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Commitment Fee Rate” means:

(a) for the period from the Closing Date through August 31, 2024, twenty-five (25.00) basis points; and

(b) commencing on September 1, 2024 based upon the Consolidated financial statements of Parent for the fiscal quarter ended June 30, 2024, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.00 to 1.00	30.00 basis points
Less than 2.00 to 1.00	25.00 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is September 1, 2024. After September 1, 2024, changes to the Applicable Commitment Fee Rate on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent or the Required Lenders (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

“Applicable Margin” means:

(a) for the period from the Closing Date through August 31, 2024, two hundred (200.00) basis points for SOFR Loans and one hundred (100.00) basis points for Base Rate Loans; and

(b) commencing on September 1, 2024 based upon the Consolidated financial statements of Parent for the fiscal quarter ended June 30, 2024, the number of basis points (depending upon whether Loans are SOFR Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for SOFR Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.00 to 1.00	250.00	150.00
Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	225.00	125.00
Less than 1.00 to 1.00	200.00	100.00

The first date on which the Applicable Margin is subject to change is September 1, 2024. After September 1, 2024, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent or the Required Lenders (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E, or any other form approved by the Administrative Agent.

“Authorized Officer” means a Financial Officer or any other individual duly authorized by a Borrower (with a notice thereto in writing to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Available Liquidity” means, on any day, the sum of (a) the Revolving Amount minus the Revolving Credit Exposure on such day, plus (b) without duplication, all unencumbered (other than a Lien of the Administrative Agent) and unrestricted (i) cash on hand of the Credit Parties, plus (ii) Cash Equivalents of the Credit Parties, in each case subject to a perfected Lien of the Administrative Agent and held at financial institutions or securities intermediaries located in the United States, which for the avoidance of doubt, in each case excludes Client Funds.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, including any overnight or daily tenor, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Avid” means that term as defined in the first paragraph of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (0.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1.00%) in excess of the Adjusted Term SOFR Rate for an Interest Period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof on which the Borrowers shall pay interest at the Derived Base Rate.

“Benchmark” means, initially, the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8 hereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities of similar size denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Borrowers” means that term as defined in the first paragraph of this Agreement.

“Business Day” means (a) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (b) with respect to any matters relating to SOFR Loans, a SOFR Business Day.

“Buyer Customer” means a customer that purchases or acquires from Avid or another Company any of the software or services offered by Avid or another Company, including accounts payable automation software and payment solutions and other related services.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated as a “cash collateral account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or one or more Lenders, as collateral for the Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of the Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) cash equivalents as determined in accordance with GAAP, (b) securities with maturities within two years from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (c) certificates of deposit and other time deposits with maturities within one year from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank, (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than two years with respect to securities issued or fully guaranteed or insured by the United States government, (e) commercial paper rated at least A-1 or the equivalent thereof by S&P Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within two hundred seventy (270) days after the day of acquisition, (f) securities with maturities within one year from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (g) securities with maturities within nine (9) months from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition, (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (b) through (h) of this definition (other than those pertaining to maturity), (i) corporate bond securities rated at least A- by S&P or A3 by Moody’s and in either case having maturities within five years from the date of acquisition or (j) other short-term liquid investments approved as Cash Equivalents by Administrative Agent.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and Cash Equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon by, or in the possession of the Administrative Agent or any Lender.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Current Holder Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrowers cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) Parent ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Borrower that are entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Client Funds” means, in each case, without duplication, (a) cash provided to Avid or its Subsidiaries by a Buyer Customer in connection with making payments to suppliers or their designees using the services of Avid or another Company, including payments on supplier or vendor claims, invoices or expenses, including utility expenses, of such Buyer Customer (excluding all interest, fees, expenses, compensation and other consideration received by Avid or such Subsidiary from each such Buyer Customer), and (b) cash deposited from time to time into one or more segregated bank accounts of Avid or its Subsidiaries and other cash-like payment instruments that are retained on a segregated basis and are intended to ensure compliance with the permissible investment requirements of Financial Services Laws and are designated as such. For the avoidance of doubt, neither the Administrative Agent nor any Lender nor any other secured party shall have a Lien in any Client Funds.

“Client Funds Accounts” means each Deposit Account or Securities Account specially and exclusively containing Client Funds (other than funds that are being remitted or disbursed to Avid or another Company from a Buyer Customer in the ordinary course of settlement activity, which funds are promptly disbursed from such Client Funds Account). Such accounts may be designated as such in accordance with applicable requirements of Financial Services Laws (e.g. “FBO customer account”). For the avoidance of doubt, neither the Administrative Agent, any Lender nor any other secured party shall have a Lien in any Client Funds Account.

“Closing Date” means August 8, 2024.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of each Borrower’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; and (b) Proceeds and products of any of the foregoing; provided that Excluded Property shall not constitute Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s books and records, Equipment or Inventory, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C. (Schedule 7.5 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date for which the amount in controversy exceeds One Million Dollars ($1,000,000)).

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Revolving Loans and participate in Letters of Credit pursuant to the Revolving Credit Commitment; up to the Revolving Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in the Register (taking into account any assignments pursuant to Section 12.9 hereof).

“Commitment Period” means the period from the Closing Date to the earliest of (a) August 8, 2029, or (b) such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Communications” means, that term as defined in Section 1.13(b) hereof.

“Companies” means the Credit Parties, and all Subsidiaries of Parent.

“Company” means a Credit Party or a Subsidiary of Parent.

“Competitor” means any Person who directly competes with any Company in a principal line of business of such Company.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than any Company.

“Conforming Changes” means, with respect to either the use or administration of SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3 hereof and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of Parent and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Parent for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings (other than in respect of clause (vii) below) in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash employee stock option and other equity-based compensation expense for such period, (v) the costs, fees, expenses and all other amounts added back to Adjusted EBITDA or Adjusted Net Income as reflected in the released financial results for Parent for the applicable period, (vi) reasonable non-recurring non-cash losses not incurred in the ordinary course of business, (vii) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (specifically excluding revenue synergies), in each case net of amounts actually realized, related to Acquisitions, dispositions and other specified transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives, that are reasonably identifiable and projected by the Borrowers in good faith to be realized or reasonably expected to be realized (in the good faith determination of the Borrowers) within twelve (12) months of such Acquisition, disposition or specified transaction, (viii) all transaction fees, charges and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) in connection with any Acquisition permitted hereunder, permitted investment, disposition, issuance of any Convertible Debt Securities, issuance or repurchase of equity interests, or the incurrence, amendment or waiver of permitted Indebtedness (other than those related to this Agreement or with respect to any amendment or modification of the Loan Documents), in each case, whether or not consummated, in each case to the extent paid within six (6) months of the closing or effectiveness of such event or the termination or abandonment of such transaction, as the case may be; provided that the aggregate amount added pursuant to this subpart (viii) and subpart (vii) above, for any four quarter period, shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period (calculated prior to any such add-backs pursuant to this subpart (viii) and subpart (vii) above), and (ix) all transaction fees, charges and other amounts related to this Agreement and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification; minus (b) to the extent included in Consolidated Net Earnings for such period, non-recurring gains and non-cash gains not incurred in the ordinary course of business. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period, any Borrower or Guarantor of Payment shall have made a disposition, Acquisition permitted hereunder, or Parent or any of its Subsidiaries shall have made any other Acquisition approved by the Required Lenders, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if any such disposition or Acquisition occurred on the first day of such Reference Period.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, short-term, long-term and Subordinated Indebtedness, if any) of Parent, as determined on a Consolidated basis.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Parent (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, capitalized interest, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of Parent for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Parent for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Parent, determined as of such date on a Consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Convertible Debt Securities” means the subordinated unsecured debt securities, the terms of which provide for conversion into, or exchange for, equity interests of Parent, cash (in an amount determined by reference to the price of such equity interests) or a combination of equity interests and/or cash (in an amount determined by reference to the price of such equity interests).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Term SOFR Loan, the conversion of a Term SOFR Loan to a Daily Simple SOFR Loan or the continuation of a Term SOFR Loan after the end of the applicable Interest Period, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means Parent, a Borrower, and any Subsidiary or other Person that is a Guarantor of Payment.

“Credit Parties” means Parent, each Borrower, and each Subsidiary or other Affiliate of Parent that is a Guarantor of Payment.

“Current Holder Group” means (i) Bain Capital Ventures Fund 2014, L.P., or any of its Affiliates, and (ii) Michael Praeger and any member of their immediate family, and any trust established for the benefit of Michael Praeger and his lineal descendants.

“Current Software Revenue” means, for any date, software revenue of Parent (determined consistent with Parent’ publicly disclosed financial statements on a Consolidated basis) for the most recently completed fiscal quarter of Parent for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 5.3(a) or (b) hereof.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (a) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR

Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (Eastern time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Administrative Borrower.

“Daily Simple SOFR Loan” means a Revolving Loan made to the Borrowers described in Section 2.2(a) hereof on which the Borrowers shall pay interest at the Derived Daily Simple SOFR Rate.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, from time to time in effect.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any SOFR Loan, a rate per annum equal to two percent (2%) in excess of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR Rate, as applicable, plus the then Applicable Margin for such Loans, (b) with respect to any Loan bearing interest at the Base Rate or any Benchmark Replacement, such then-applicable rate plus the then Applicable Margin for such Loans plus a rate per annum equal to two percent (2%), and (c) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 12.10(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.10(b) hereof) upon delivery of written notice of such determination to the Administrative Borrower, the Issuing Lender and each Lender.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement (or similar agreement with respect to a Deposit Account) among a Credit Party, the Administrative Agent and a depository institution, dated on or after the Original Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Daily Simple SOFR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for SOFR Loans plus the Adjusted Daily Simple SOFR Rate.

“Derived Term SOFR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for SOFR Loans plus Adjusted Term SOFR Rate for the applicable Interest Period therefor.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the last day of the Commitment Period; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of a Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by a Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any Person designated by the Administrative Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date, and (b) any other Person that is a Competitor of the Borrowers or any Subsidiary, which Person has been designated by the Administrative Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not fewer than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary Borrower” means each of the Domestic Subsidiaries of Parent set forth on Schedule 2 hereto, together with any other Domestic Subsidiary of Parent that, on or after the Closing Date, shall have satisfied, in the opinion of the Administrative Agent, the requirements of Section 2.15 hereof.

“Domestic Subsidiary Borrower Assumption Agreement” means each of the Domestic Subsidiary Borrower Assumption Agreements executed by a Domestic Subsidiary that shall have become a Borrower pursuant to Section 2.15 hereof after the Closing Date, substantially in the form of the attached Exhibit G, as the same may from time to time be amended, restated or otherwise modified.

“DQ List” means that term as defined in Section 12.9(f)(iv) hereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 12.9(b)(iii) hereof).

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, authorizations, certificates, approvals, registrations, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of natural resources, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the occurrence of a Multiemployer Plan being in endangered or critical status, as defined in Section 432 of the Code; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k) if such failure is reasonably likely to result in a material liability; (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Erroneous Payment” means that term as defined in Section 10.15(a) hereof.

“Erroneous Payment Deficiency Assignment” means that term as defined in Section 10.15(d) hereof.

“Erroneous Payment Impacted Class” means that term as defined in Section 10.15(d) hereof.

“Erroneous Payment Return Deficiency” means that term as defined in Section 10.15(d) hereof.

“Erroneous Payment Subrogation Rights” means that term as defined in Section 10.15(a) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) Client Funds and Client Funds Accounts, (b) Deposit Accounts specially and exclusively used for withholding taxes, payroll, payroll taxes and other employee wage and benefit payments to or for employees, (c) Deposit Accounts specially and exclusively used for pledges of cash in support of lease obligations so long as the aggregate amount of cash and cash equivalents or other amounts credited to such Deposit Accounts at any time is not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, (d) Deposit Accounts consisting of unencumbered funds set aside for purposes of complying with Financial Services Laws, (e) Deposit Accounts specially and exclusively used for pledges to support ordinary course of business transaction processing of the Companies in connection with the Spend Management (or related successor) product so long as the aggregate amount of cash and cash equivalents or other amounts credited to such Deposit Accounts at any time is not in excess of Fifty Million Dollars ($50,000,000) in the aggregate (or such greater amount agreed to in writing by the Administrative Agent, in its sole discretion), and (f) miscellaneous Deposit Accounts and Securities Accounts not to exceed, in total, an aggregate balance at any time of Five Million Dollars ($5,000,000). As of the Closing Date, all Deposit Accounts and Securities Accounts that are Excluded Accounts are identified in Schedule 6.19 hereto.

“Excluded Property” means, collectively, (a) any Excluded Account, (b) assets to the extent (and only to the extent) and for so long as the grant of a security interest by any Credit Party in such assets hereunder would violate any provision of Law applicable to such Credit Party or such assets, after giving effect to any applicable anti-assignment provision of the U.C.C. or other applicable Law or principles of equity and other than proceeds thereof to the extent that the assignment of the same is effective under the U.C.C. or other applicable Law notwithstanding such restriction, (c) any United States “intent-to-use” trademark or service mark application filed pursuant to Section 1(b) of the Lanham Act prior to the filing of an “Amendment to Allege Use” or a “Statement of Use” pursuant to Sections 1(c) or 1(d) of the Lanham Act, solely to the extent that, and only for so long as, the grant of such security interest therein would impair the validity or enforceability of, render void or voidable, or result in the cancellation or voiding of, such “intent-to-use” trademark or service mark application under federal Law, (d) shares of voting capital stock or other voting equity interests in any Foreign Subsidiary or FSHCO in excess of sixty-five percent (65%) of the total outstanding shares of each class of voting capital stock or other voting equity interest of such Foreign Subsidiary or FSHCO, (e) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a U.C.C. financing statement, and (f) any real property owned by a Credit Party; provided that “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Excluded Subsidiary” means a Company that (a) has aggregate assets (on a Consolidated basis including its Subsidiaries), as of the last day of the most recently completed fiscal period of Parent for which financial statements have been delivered pursuant to Section 5.3(a) or (b) hereof, that did not exceed two and one-half percent (2.5%) of the total assets of the Companies on a Consolidated basis as of such date, or (b) if it became a Guarantor of Payment, would or could reasonably be expected to result in material adverse tax consequences to the Companies; provided that (i) no guarantor of any Material Indebtedness Agreement shall be an Excluded Subsidiary, and (ii) with respect to Companies that are classified as Excluded Subsidiaries, if the aggregate amount of the total assets of all such Excluded Subsidiaries exceeds five percent (5%) of the total assets of Parent (as determined on a Consolidated basis) as of the end of the most recently completed fiscal quarter of Parent, then, the Administrative Borrower shall promptly designate one or more of such Companies to no longer be an Excluded Subsidiary and cause each such Company to become a Guarantor of Payment pursuant the terms hereof.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(c), (d), (e) and (f), or to deliver the documentation described in Section 3.2(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded in accordance with the Administrative Agent’s customary practice) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Administrative Borrower.

“Financial Services Laws” means applicable (a) Money Transmission Laws, (b) laws pertaining to the escheatment of unclaimed property, (c) laws pertaining to the cashing of checks and other payment instruments, including those requiring licensure or other authorization of regulated entities, (d) The Payment Card Industry Data Security Standard (as administrated and managed by The Payment Card Industry Data Security Standard Council - www.pcisecuritystandards.org), (e) the Electronic Funds Transfer Act of 1978 (15 U.S.C. § 1693 et seq.) and Regulation E (12 C.F.R. Part 1005) promulgated thereunder, each as may be amended from time to time, and (f) state and federal laws and regulations regarding commercial financings, commercial loans, and credit transactions applicable to the ordinary course business of the Companies.

“Flood Insurance Laws” means, collectively (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to one-half of one percent (0.50%).

“Foreign Lender” means (a) with respect to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Domestic Subsidiary (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, equity interests in (or equity interests in and indebtedness of) one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Parent.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Governmental Authority” means any nation or government, any state, province or territory, or any local or other political subdivision thereof, any governmental agency, including state public utility commissions, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means Parent and each Subsidiary Guarantor of Payment.

“Guaranty of Payment” means with respect to any Company, each Guaranty of Payment executed and delivered on or after the Original Closing Date in connection herewith by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder in substantially the form attached as an exhibit to the Guaranty of Payment, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hamilton Properties” means those certain real property parcels identified as “Parcel B”, “Parcel C”, “Parcel D”, “Parcel 3” and “Parcel 4” set forth on Schedule 5 hereto purchased by AFV Holdings or Avid from the Hamilton Properties Sellers.

“Hamilton Properties Deeds of Trust” means those certain North Carolina Balance Purchase Money Deeds of Trust, with respect to the Hamilton Properties Priority Parcels made by AFV Holdings in favor of the applicable Hamilton Properties Seller, as such deeds are in effect as of December 21, 2021.

“Hamilton Properties Priority Collateral” means the Hamilton Properties Priority Parcels, together with (a) the buildings, fixtures, appurtenances, machinery, tools, improvements and building materials for such improvements on such parcels and (b) rents or lease payments received by AFV Holdings in connection with any lease of, or tenancy in, such parcels of the Hamilton Properties, in each case, pursuant to, and on the terms and conditions set forth in, the Hamilton Properties Deeds of Trust.

“Hamilton Properties Priority Parcels” means those certain parcels of the Hamilton Properties identified as “Parcel B”, “Parcel D” and “Parcel 4” on Schedule 5 hereto on which the applicable Hamilton Properties Seller has been granted a first priority lien pursuant to, and on the terms and conditions set forth in, the applicable Hamilton Properties Deeds of Trust (and as such parcels are further described therein).

“Hamilton Properties Purchase Agreements” means, collectively, that certain Purchase and Sale Agreement, dated January 25, 2018, that certain Purchase and Sale Agreement, dated as of May 11, 2018 and that certain Purchase and Sale Agreement, dated as of December 21, 2021, each as amended and between Avid or AFV Holdings and a Hamilton Properties Seller as in effect as of December 21, 2021.

“Hamilton Properties Purchase Documents” means the Hamilton Properties Purchase Agreements, the Hamilton Properties Seller Notes, the Hamilton Properties Deeds of Trust, and each other agreement, instrument or document executed or delivered in connection therewith.

“Hamilton Properties Seller Debt” means the indebtedness owing by AFV Holdings to the applicable Hamilton Properties Seller in connection with the purchase of the Hamilton Properties and evidenced by the Hamilton Properties Seller Notes with an outstanding principal balance, as of the Closing Date, of approximately Thirteen Million Nine Hundred Thousand Dollars ($13,900,000), together with any interest or other amounts accruing thereon.

“Hamilton Properties Seller Notes” means, collectively, the Hamilton Properties Seller Note (2018) and the Hamilton Properties Seller Note (2021).

“Hamilton Properties Seller Note (2018)” means that certain Purchase Money Promissory Note, dated as of November 15, 2018 evidencing a portion of the Hamilton Properties Seller Debt made by AFV Holdings in favor of the applicable Hamilton Properties Seller, with an outstanding principal balance, as of the Closing Date, of approximately One Million Dollars ($1,000,000), together with any interest or other amounts accruing thereon.

“Hamilton Properties Seller Note (2021)” means that certain Purchase Money Promissory Note, dated as of December 21, 2021, evidencing a portion of the Hamilton Properties Seller Debt made by AFV Holdings in favor of the applicable Hamilton Properties Seller, with an outstanding principal balance, as of the Closing Date, of approximately Twelve Million Nine Hundred Thousand Dollars ($12,900,000), together with any interest or other amounts accruing thereon.

“Hamilton Properties Sellers” means Hamilton Street Properties, LLC and Silver Hammer Properties, LLC.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“HQ Lease” means the real property lease entered into on October 27, 2015 (as the same may be amended from time to time in accordance with Section 5.24 hereof), by Avid with Lexington Realty Partners or one of its Affiliates for Avid’s headquarters’ location at the Music Factory in Charlotte, North Carolina.

“Increase” has the meaning specified therefor in Section 2.10(b)(i) hereof.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed and delivered on or after the Original Closing Date by a Credit Party, wherein such Credit Party, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned or licenses by such Credit Party, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four (4) fiscal quarters of Parent, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means (a) as to any Base Rate Loan or any Daily Simple SOFR Loan, each Regularly Scheduled Payment Date and the last day of the Commitment Period, and (b) with respect to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the last day of the Commitment Period.

“Interest Period” means, with respect to each Term SOFR Loan, a period of one (1) month, three (3) months or six (6) months (in each case, subject to the availability thereof), as specified in the applicable Notice of Loan; provided that (a) the initial Interest Period for any Term SOFR

Loan shall commence on the date of such Loan (the date of a conversion or continuation shall be the date of such conversion or continuation) and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next proceeding Interest Period expires; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any Term SOFR Loan may be selected that would end after the last day of the Commitment Period; and (e) if, upon the expiration of any Interest Period, the Borrowers have failed to (or may not) elect a new Interest Period to be applicable to the respective Term SOFR Loan as provided above, the Borrowers shall be deemed to have elected to convert such Loan to a Base Rate Loan effective as of the expiration date of such current Interest Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“Invoice Accelerator Product” means the early payment and advancement solutions, services and products offered by FPP Enterprise LLC or another Credit Party, called “Invoice Accelerator” and including, without limitation, “Payment Accelerator” or any successor solution, service or product, which is intended to enable suppliers to receive payments more quickly.

“Invoice Accelerator Product Assets” means that term as defined in Section 5.11(vi) hereof.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall be acceptable to the Administrative Agent and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of a Borrower or one of their respective Subsidiaries, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Thirty Million Dollars ($30,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate amount of the draws made on Letters of Credit that have not been reimbursed by the Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for SOFR Loans divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of the last day of the most recently completed fiscal quarter of Parent); to (b) Consolidated EBITDA (for the most recently completed four (4) fiscal quarters of Parent.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Domestic Subsidiary Borrower Assumption Agreement, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document and the Administrative Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Lookback Day” has the meaning provided in the definition of “Adjusted Term SOFR Rate”.

“Material Acquisition Event” means any time when a Company consummates an Acquisition the cash Consideration for which is greater than or equal to Fifty Million Dollars ($50,000,000).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, or financial condition of any Company, (b) the business, assets, liabilities (actual or contingent), operations, or financial condition of the Companies taken as a whole, (c) the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means the Convertible Debt Securities, the Hamilton Properties Seller Note (2021), and any other debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the principal amount of Ten Million Dollars ($10,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.10(a) hereof, (b) increases pursuant to Section 2.10 hereof, and (c) assignments of interests pursuant to Section 12.9 hereof; provided that the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(c) hereof.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Money Transmission Laws” means any applicable laws pertaining to the transmission of funds or the sale of payment instruments, including (a) the laws of any U.S. state or territory, or any other foreign jurisdiction in which Parent or any of its Subsidiaries conducts business, including those requiring licensure or other authorization of regulated entities, (b) laws requiring regulated entities to maintain certain net worth and/or laws requiring regulated entities to maintain permissible investments, and (c) the federal Bank Secrecy Act of 1970 and the regulations thereunder administered by the U.S. Department of Treasury Financial Crimes Enforcement Network, including those requiring registration or other authorization of regulated entities, and any statutes of foreign jurisdictions in which Parent or any of its Subsidiaries conducts business which likewise pertain to anti-money laundering and anti-terrorist financing.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Consenting Lender” means that term as defined in Section 12.3(c) hereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means, (a) with respect to a request for a new Loan, a Notice of Loan in substantially the form of the attached Exhibit B, and (b) with respect to a conversion or continuation of a Loan, a Notice of Conversion and Continuation of Loan, in substantially the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one (1) or more Borrowers to the Administrative Agent, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents (including any Erroneous Payment Subrogation Rights), and includes the principal of and interest on all Loans, and all obligations of the Borrowers or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Original Closing Date” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document, or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 hereof).

“Overall Commitment Percentage” means a Lender’s percentage of the sum of the aggregate principal amount of all Loans outstanding plus the Letter of Credit Exposure.

“Parent” means AvidXchange Holdings, Inc., a Delaware corporation.

“Participant” means that term as defined in Section 12.9(d) hereof.

“Participant Register” means that term as defined in Section 12.9(d) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment Recipient” means that term as defined in Section 10.15(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Equity Derivatives” means any forward purchase agreement, accelerated share purchase agreement, call option, capped call, warrant transaction or other equity derivative transaction relating to the equity interests of Parent (or other securities or property following a merger event or other change of the equity interests of Parent) executed in connection with the issuance of any Convertible Debt Securities (or deemed executed therewith).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by a Credit Party, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, dated on or after the Original Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes in physical form and payable to a Credit Party, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time in physical form and payable to a Credit Party.

“Pledged Securities” means all of the shares of capital stock or other equity interests of each Borrower and of each direct Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledge Securities shall exclude Excluded Property. (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the collateral securing the Secured Obligations.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Recipient” means, as applicable (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Lender.

“Register” means that term as described in Section 12.9(c) hereof.

“Regularly Scheduled Payment Date” means the last Business Day of each March, June, September and December of each year.

“Related Expenses” means any and all costs and expenses, and liabilities (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Secured Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Secured Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” means that term as defined in Section 10.6(b) hereof.

“Reportable Event” means a “reportable event” as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders of more than fifty and one-tenth percent (50.1%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Revolving Amount, and (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two (2) or more unaffiliated Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two (2) unaffiliated Lenders.

“Resignation Effective Date” means that term as defined in Section 10.6(a) hereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, or (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, (i) of any Subordinated Indebtedness, (ii) Indebtedness under Convertible Debt Securities, or (iii) the Hamilton Properties Seller Debt.

“Revolving Amount” means One Hundred Fifty Million Dollars ($150,000,000), as such amount may be increased pursuant to Section 2.10(b) hereof, or decreased pursuant to Section 2.10(a) hereof.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, and (b) the Issuing Lender to issue, and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment; up to an aggregate amount (principal plus Letter of Credit Exposure) outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5 hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.10(b) or 12.9 hereof.

“Revolving Loan” means a loan made to the Borrowers by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctioned Country” means, at any time, a country or territory (i) which is itself the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” means any sanctions administered or enforced from time to time by (a) the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement (or similar agreement with respect to a Securities Account) among a Credit Party, the Administrative Agent and a Securities Intermediary, dated on or after the Original Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means each Security Agreement, executed and delivered by one or more Guarantors of Payment in favor of the Administrative Agent, for the benefit of the Lenders, dated as of the Original Closing Date, and any other Security Agreement executed on or after the Original Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder in substantially the form attached as an exhibit to the Security Agreement, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Document” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Collateral Access Agreement, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Index Adjustment” means for any calculation with respect to a Daily Simple SOFR Loan or a Term SOFR Loan, a percentage per annum equal to one-tenth of one percent (0.10%).

“SOFR Loan” means any Term SOFR Loan and Daily Simple SOFR Loan.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person on any date of determination , that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such

Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Spend Management” means card (plastic and virtual) based products and services, and any successor solutions, products, or services designed to facilitate payments and automate expense tracking for customers of the Credit Parties who purchase goods and services where invoices are not and will not be issued to secure such goods and services. The product and services offered by the Credit Parties may utilize third parties to deliver the product and services including, but not limited to, issuer processors, card manufacturers, software technology partners, and bank card issuers.

“Spend Management Product Assets” means that term as defined in Section 5.11(viii) hereof.

“Subordinated Indebtedness” means the Convertible Debt Securities and any other Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person, (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless the context otherwise requires, Subsidiary herein shall be a reference to a Subsidiary of Parent.

“Subsidiary Guarantor of Payment” means each of the Companies designated a “Subsidiary Guarantor of Payment” on Schedule 3 hereto, and any Subsidiary that shall deliver a Guaranty of Payment to the Administrative Agent, or become a party by joinder to a Guaranty of Payment that was executed on the Original Closing Date, subsequent to the Original Closing Date.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (US Eastern time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Revolving Loan made to the Borrowers described in Section 2.2(a) hereof on which the Borrowers shall pay interest at the Derived Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Revenue” means, for any period, an amount equal to total revenue (which currently includes software revenue, payment revenue and services revenue) of Parent for such period, as determined on a Consolidated basis, as set forth in the financial statements delivered pursuant to Section 5.3(a) and (b) hereof and calculated in a manner consistent with past business practices; provided that (a) pro forma credit shall be given for an acquired Person’s (or identifiable business unit’s or division’s) portion of revenue calculated in accordance with GAAP standards as if owned on the first day of the applicable period (to the extent the acquisition of such Person (or identifiable business unit or division) constitutes a Material Acquisition Event and is permitted or otherwise approved under this Agreement), and (b) Companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during such period will be treated as if not owned during the entire applicable period.

“Total Revenue Adjustment Amount” means, with respect to any Acquisition, an amount equal to eighty percent (80%) of any adjustments to Total Revenue made with respect to such Acquisition pursuant to subpart (a) of the proviso of the Total Revenue definition.

“Trade Date” means that term as defined in Section 12.9(f)(i) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“USPTO” means the United States Patent and Trademark Office in Alexandria, Virginia.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms.

(a) Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b) If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if Parent adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or Parent, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of Parent shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

(c) Notwithstanding the foregoing, the definition of Capitalized Lease Obligations and all financial covenants contained herein shall be calculated, and compliance with negative covenants contained herein shall be determined, without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement, including any operating lease for real property) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

Section 1.3 Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

Section 1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.5 Rates. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Administrative Agent will, in consultation with the Administrative Borrower, have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.

Article II AMOUNT AND TERMS OF CREDIT

Section 2.1 Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, on and after the Closing Date and during the remainder of the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrowers, and participate in Letters of Credit (or, if the Issuing Lender, issue Letters of Credit) at the request of the Borrowers, in such aggregate amount as the Borrowers shall request pursuant to the Commitment; provided that in no event shall the Revolving Credit Exposure be in excess of the Revolving Amount.

(b) Each Lender, for itself and not for any other, agrees to make Loans and participate in Letters of Credit (or, if the Issuing Lender, issue Letters of Credit), during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrowers or the issuance of a Letter of Credit, the sum of the aggregate outstanding principal amount of Loans made by such Lender and its share of the Letter of Credit Exposure shall represent a percentage of the Revolving Credit Exposure equal to such Lender’s Commitment Percentage. Within the Commitment, each borrowing of Loans from the Lenders and each participation by the Lenders in Letters of Credit shall, in each case, be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2 Revolving Credit Commitment.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, on and after the Closing Date and during the remainder of the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment then in effect, when such Revolving Loans are combined with the Letter of Credit Exposure. The Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or SOFR Loans. Subject to the provisions of this Agreement, the Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, on and after the Closing Date and during the remainder of the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Borrower or a Guarantor of Payment (so long as such Subsidiary shall have delivered and complied with customary requirements of the Issuing Lender, including but not limited to documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act), as the Administrative Borrower may from time to time request. The Administrative Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (1) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (2) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender). Each such request shall be in the form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent), and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Administrative Borrower shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent, and such other documentation reasonably deemed necessary by the Administrative Agent from any other Company for whose account the Letter of Credit is to be issued. The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii) Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of a Borrower or any Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit is issued, amended or renewed, at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv) Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of a Borrower or any Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit is issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrowers shall promptly reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrowers within one Business Day of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent), the Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subpart (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this subpart (v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi) Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrowers pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 hereof with respect to Revolving Loans.

(vii) Auto-Renewal Letters of Credit. If the Administrative Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and the Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

Section 2.3 Reserved.

Section 2.4 Interest.

(a) Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Derived Base Rate, (ii) during such periods as such Revolving Loan is a Term SOFR Loan, the Derived Term SOFR Rate, and (iii) during such periods as such Revolving Loan is a Daily Simple SOFR Loan, the Derived Daily Simple SOFR Rate.

(b) [Reserved].

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.11 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(d) Limitation on Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

(e) Accrual and Payment of Interest. The Borrowers shall pay interest on the unpaid principal amount of each Loan outstanding from time to time from the date thereof until paid: (i) in respect of each Base Rate Loan and SOFR Loan, on each Interest Payment Date and in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Term SOFR Loan shall be payable on the effective date of such conversion; and (ii) in respect of all Loans, at maturity (whether by acceleration or otherwise).

Section 2.5 Evidence of Indebtedness. Upon the request of a Revolving Lender, to evidence the obligation of the Borrowers to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrowers shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrowers’ obligations to such Revolving Lender hereunder.

Section 2.6 Notice of Loans; Funding of Loans.

(a) Notice of Loans. The Administrative Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, and (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a SOFR Loan. An Authorized Officer of the Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrowers shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b) Funding of Loans. The Administrative Agent shall notify the appropriate Lenders of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the borrowing, conversion or continuation of a Loan, set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of one or more Borrowers or otherwise receive such amount from the Borrowers, promptly after demand, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c) Conversion and Continuation of Loans.

(i) At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan or Daily Simple SOFR Loan to one or more Term SOFR Loans at any time and shall convert a Term SOFR Loan to a Base Rate Loan or a Daily Simple SOFR Loan on any Interest Adjustment Date applicable thereto.

(ii) At the request of the Administrative Borrower subject to the notice and other provisions of this Agreement, the Lenders shall continue one or more Term SOFR Loans as of the end of the applicable Interest Period as a new Term SOFR Loan with a new Interest Period.

(iii) Notwithstanding anything to the contrary herein, at any time upon the occurrence and continuation of an Event of Default and the delivery of notice to the Administrative Borrower by the Administrative Agent that the Administrative Agent or the Required Lenders have so elected, no Loans may be converted into, or continued as, SOFR Loans.

(d) Minimum Amount for Loans. Each request for:

(i) a Base Rate Loan or Daily Simple SOFR Loan shall be in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000), increased by increments of One Hundred Thousand Dollars ($100,000); and

(ii) a Term SOFR Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of Two Hundred Fifty Thousand Dollars ($250,000).

(e) Interest Periods. The Borrowers shall not request that Term SOFR Loans be outstanding for more than six (6) different Interest Periods at the same time, or such higher number of Interest Periods as agreed to in writing by the Administrative Agent.

Section 2.7 Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder or under any other Loan Document by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments from the Borrowers. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrowers under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof for the account of the appropriate Lenders (or the Issuing Lender) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or the Issuing Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, SOFR Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Term SOFR Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.8 Prepayment.

(a) Right to Prepay. The Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders, all or any part of the principal amount of the Loans then outstanding. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Other than with respect to any breakage compensation under Article III hereof, prepayments of Loans shall be without any premium or penalty.

(b) Notice of Prepayment. The Administrative Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a SOFR Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that any such notice may be revocable if conditioned on the happening of some event.

(c) Minimum Amount. Each prepayment of a Loan shall be in the principal amount of not less than the lesser of an amount that would be permitted in the case of a borrowing of the same type of Loan as provided in Section 2.6(d), or the principal amount of such Loan, except in the case of a mandatory payment pursuant to Section 2.12 or Article III hereof.

Section 2.9 Commitment and Other Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable quarterly in arrears, commencing on September 30, 2024 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Administrative Agent Fee. The Borrowers shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

Section 2.10 Modifications to Commitment.

(a) Optional Reduction of Revolving Credit Commitment. The Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three (3) Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If the Borrowers reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure shall exist), all of the Revolving Credit Notes, if any, shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Administrative Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period.

(b) Increase in Commitment.

(i) At any time during the Commitment Increase Period, the Administrative Borrower may request that the Administrative Agent (A) increase the Revolving Amount, or (B) add an additional term loan facility to this Agreement (the “Additional Term Loan Facility”) which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases made pursuant to this subsection (b) shall not exceed One Hundred Fifty Million Dollars ($150,000,000) (each such increase in the Revolving Amount and/or Additional Term Loan Facility, an “Increase”). Each such request for an Increase shall be in an amount of at least Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (1) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment (in a minimum amount of at least Five Million Dollars ($5,000,000)) under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”). For clarification purposes, nothing contained in this Section 2.10 shall be construed as a commitment by any Lender to make any Additional Commitment and any such commitment by a Lender shall be at such Lender’s sole and absolute discretion.

(ii) During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Administrative Agent shall provide to the Administrative Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) the Borrowers shall execute and deliver to the Administrative Agent and the applicable Lenders such appropriate replacement or additional Revolving Credit Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders), and (D) the Borrowers shall execute and deliver any other documents, instruments or agreements or such thereof as the Administrative Agent may reasonably require. The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(i) On each Additional Lender Assumption Effective Date with respect to the Commitment being increased, as appropriate, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.10(b) (and the Borrowers shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased without the prior written consent of such Lender. The Borrowers shall only be entitled to request an Increase pursuant to this subsection (b) if (i) Borrowers have delivered to the Administrative Agent updated pro forma Projections (after giving effect to the applicable Increase and any projected utilization of any Additional Commitments related thereto) for the Credit Parties and their Subsidiaries evidencing compliance on a pro forma basis with Section 5.7 for the next four fiscal quarters of the Parent immediately following the proposed date of the applicable Increase and (ii) no Default or an Event of Default shall then exist, and, after giving pro forma effect to any such Increase would exist. At the time of any such Increase, at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as reasonably deemed necessary or appropriate by the Administrative Agent.

(c) Additional Term Loan Facility.

(i) The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans, (B) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, including, without limitation, similar interest rates for such Additional Term Loan Facility, and (D) shall be subject to customary additional term loan provisions to be mutually agreed upon by the Borrowers, the Administrative Agent, and the Lenders providing such Additional Term Loan Facility.

(ii) An Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (an “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and the Administrative Agent. Notwithstanding anything herein to the contrary, an Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of Section 2.10(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 9.8 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the other Loans).

Section 2.11 Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.12 Mandatory Payments.

(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b) Application of Mandatory Prepayments Involving Letters of Credit. Any amounts to be distributed for application to a Revolving Lender’s liabilities with respect to any Letter of Credit Exposure as a result of a Mandatory Prepayment shall be held by the Administrative Agent in an interest bearing trust account (the “Special Trust Account”) as collateral security for such liabilities until a drawing on any Letter of Credit, at which time such amounts, together with interest accrued thereon, shall be released by the Administrative Agent and applied to such liabilities. If any such Letter of Credit shall expire without having been drawn upon in full, the amounts held in the Special Trust Account with respect to the undrawn portion of such Letter of Credit, together with interest accrued thereon, shall be applied by the Administrative Agent in accordance with the provisions of subsections (i) and (ii) above.

(c) Mandatory Payments Generally. Unless otherwise designated by the Administrative Borrower, each Mandatory Prepayment made with respect to subsection (a) hereof shall be applied in the following order: (i) first, to the outstanding Base Rate Loans, (ii) second, to the outstanding Daily Simple SOFR Loans, and (iii) third, to the outstanding Term SOFR Loans, provided that, in each case, if the outstanding principal amount of any Term SOFR Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(d) hereof as a result of such prepayment, then such Term SOFR Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a SOFR Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within two (2) Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 12.10(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any

Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 12.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that (A) subject to Section 12.10 hereof, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (B) the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to any security interest granted pursuant to the Loan Documents.

Section 2.14 Liability of Borrowers.

(a) Joint and Several Liability. Each Borrower hereby authorizes the Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder. Each Borrower acknowledges and agrees that the Administrative Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents. Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

(b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(c) Maximum Liability of Each Subsidiary Borrower and Rights of Contribution. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Subsidiary Borrower (or other Credit Party) exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Borrower (or Credit Party) from other Affiliates of such Borrower (or Credit Party)) would not render the rights to payment of the Administrative Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law (including with respect to subpart (e) below). The Borrowers hereby agree as among themselves that, in connection with the payments made hereunder, each Subsidiary Borrower shall have a right of contribution from each other Borrower in accordance with applicable law. Such contribution rights shall be waived until such time as the Secured Obligations have been irrevocably paid in full, and no Borrower shall exercise any such contribution rights until the Secured Obligations have been irrevocably paid in full.

(d) Swap Obligations Keepwell Provision. Each Borrower, that is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby jointly and severally, absolutely, unconditionally and irrevocably, undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of each such Borrower under this Section 2.14(d) shall remain in full force and effect until all Secured Obligations are paid in full. The Borrowers intend that this Section 2.14(d) constitute, and this Section 2.14(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(e) Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by the Administrative Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that the Administrative Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. The Administrative Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for the Administrative Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to the Administrative Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full.

Section 2.15 Addition of a Domestic Subsidiary Borrower.

(a) Addition of a Domestic Subsidiary Borrower. At the request of the Administrative Borrower (with at least seven days prior written notice to the Administrative Agent and the Lenders), a Wholly-Owned Subsidiary of Parent that is a Domestic Subsidiary may become a Domestic Subsidiary Borrower hereunder, provided that all of the following requirements shall have been met to the satisfaction of the Administrative Agent:

(i) Domestic Subsidiary Borrower Assumption Agreement. Each Borrower and such Domestic Subsidiary shall have executed and delivered to the Administrative Agent a fully executed Domestic Subsidiary Borrower Assumption Agreement, prepared by the Administrative Agent, with such additional provisions as the Administrative Agent, in its reasonable discretion, may determine are necessary or appropriate. The Administrative Agent is hereby authorized by the Lenders to enter into such Domestic Subsidiary Borrower Assumption Agreement on behalf of the Lenders.

(ii) Notes as Requested. Each Borrower and such Domestic Subsidiary shall have executed and delivered to each Lender requesting a replacement Revolving Credit Note such Lender’s replacement Revolving Credit Note.

(iii) Security Documents. Such Domestic Subsidiary shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, such Security Documents as may be deemed advisable or necessary by the Administrative Agent.

(iv) Lien Searches. With respect to the property owned or leased by such Domestic Subsidiary, the Borrowers shall have caused to be delivered to the Administrative Agent (A) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent and the Lenders, (B) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent and the Lenders, and (C) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(v) Officer’s Certificate, Resolutions, Organizational Documents. Such Domestic Subsidiary shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic document) certifying the names of the officers or members of such Domestic Subsidiary authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (A) the resolutions of the board of directors (or comparable documents) of such Domestic Subsidiary evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Domestic Subsidiary is a party, and the consummation of the transactions contemplated thereby, and (B) the Organizational Documents of such Domestic Subsidiary.

(vi) Good Standing or Full Force and Effect Certificates. Such Domestic Subsidiary shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate, as the case may be, for such Domestic Subsidiary, issued on or about the date that such Domestic Subsidiary is to become a Domestic Subsidiary Borrower hereunder, by the Secretary of State in the state or states where such Domestic Subsidiary is incorporated or formed or qualified as a foreign entity.

(vii) Legal Opinion. Such Domestic Subsidiary shall have delivered to the Administrative Agent an opinion of counsel for such Domestic Subsidiary, in form and substance satisfactory to the Administrative Agent.

(viii) Miscellaneous. The Borrowers and such Domestic Subsidiary shall have provided to the Administrative Agent such other items and shall have satisfied such other conditions as may be required by the Administrative Agent.

Article III INCREASED COSTS; ILLEGALITY; INABILITY TO DETERMINE RATES; TAXES

Section 3.1 Requirements of Law.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Daily Simple SOFR Rate or Adjusted Term SOFR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Lender or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrowers will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate with supporting calculations of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Administrative Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 to the extent such Lender has not made a written demand therefore (as set forth above) within nine months after the occurrence of the event giving rise to such entitlement (except that, if the Change in Law giving rise to such indemnification or reimbursement is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding.

(ii) If any Withholding Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that, after any required withholding or deductions for Indemnified Taxes have been made (including withholdings and deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii) Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any

Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate with supporting calculations as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.2, the Borrowers or such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit H-4 hereto on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 3.2, the term “applicable Law” includes FATCA.

Section 3.3 Breakage Compensation. The Borrowers shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation, and supporting receipts or documentary evidence, if applicable), for all reasonable losses, out-of-pocket and documented costs and expenses, and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans) which such Lender may sustain in connection with any of the following: (a) if for any reason (other than a default by such Lender) borrowing of the SOFR Loans does not occur on a date specified therefor in a Notice of Loan (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 3.1 hereof); (b) if any repayment, prepayment, conversion or continuation of any SOFR Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (c) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrowers; (d) as a result of an assignment by such Lender of any SOFR Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrowers or (e) as a consequence of (i) any other default by the Borrowers to repay or prepay any SOFR Loans when required by the terms of this Agreement or (ii) an election made pursuant to Section 3.1 hereof. The written request of a Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay the Administrative Agent the amount shown as due on any such request within thirty (30) days after receipt thereof.

Section 3.4 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5 SOFR Rate Lending Unlawful; Inability to Determine Rate.

(a) If the Administrative Agent determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Adjusted Daily Simple SOFR, the Adjusted Term SOFR Rate or SOFR, or to determine or charge interest rates based upon Adjusted Daily Simple SOFR, the Adjusted Term SOFR Rate or SOFR, then, upon notice thereof to the Administrative Borrower, (i) any obligation of Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of Base Rate, in each case until the Administrative Agent notifies the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrowers shall, upon demand from the Administrative Agent, prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (and in such case the Base Rate shall, if necessary to avoid such illegality, be determined by Lender without reference to the Adjusted Term SOFR Rate component of Base Rate), (1) on the Interest Payment Date therefor, if the Administrative Agent may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Administrative Agent may not lawfully continue to maintain such SOFR Loans or (2) on the last day of the Interest Period therefor if the Administrative Agent may lawfully continue to maintain such SOFR Loans to such day, or immediately, if the Administrative Agent may not lawfully continue to maintain such SOFR Loans and (B) the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to the Adjusted Term SOFR Rate component thereof until it is no longer illegal for the Administrative Agent to determine or charge interest rates based upon Adjusted Daily Simple SOFR Rate or the Adjusted Term SOFR Rate. Upon any such conversion, the Borrowers shall also pay any additional amounts required pursuant to Section 3.3 hereof.

(b) If (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definition thereof or (ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, in each case of (i) and (ii), on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrowers, (A) any obligation of the Lenders to make or continue the applicable SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent revokes such notice and (B) if such determination affects the calculation of the Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to subpart (c) of the definition of “Base Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (1) the Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to Base Rate Loans in the amount specified therein and (2) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.3 hereof. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to subpart (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 3.6 Replacement of Lenders. The Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a SOFR Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the appropriate Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be an Eligible Assignee, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.9 hereof (provided that the Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the appropriate Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be; provided that a Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to replace such Lender cease to apply.

Section 3.7 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Term SOFR Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Term SOFR Loan, for such Interest Period.

Section 3.8 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 3.8 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark

Replacement is effective in accordance with this subpart (a), all Loans shall be converted into Base Rate Loans in accordance with the provisions of Section 3.5 hereof.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Administrative Agent will notify the Administrative Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for the applicable SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

Article IV CONDITIONS PRECEDENT

Section 4.1 Conditions to Each Credit Event. The obligation of the Lenders and the Issuing Lender to make any Loans or issue any Letters of Credit hereunder shall be conditioned, in the case of each such Credit Event, upon the following (unless otherwise waived in writing by the Administrative Agent):

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the initial Loans to be made hereunder shall have been satisfied prior to or as of the such Credit Event;

(b) the Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.6 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) as of such earlier date.

Each request by the Administrative Borrower or any other Borrower for a Loan or the issuance of a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above, to the extent specified therein.

Section 4.2 Conditions to the First Credit Event. The Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date, which the Lenders and Issuing Lender’s participation in the first Credit Event is confirmation that such have been satisfied. The obligation of the Lenders and the Issuing Lender to participate in the first Credit Event is subject to the Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes as Requested. The Borrowers shall have executed and delivered to each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note.

(b) Subsidiary Documents. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent (i) a Guaranty of Payment or an amendment and restatement of an existing Guaranty of Payment, as applicable, in form and substance satisfactory to the Administrative Agent, and (ii) a Security Agreement or an amendment and restatement of an existing Security Agreement, as applicable, and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to the Administrative Agent.

(c) Pledge Agreements. Each Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Pledge Agreement or an amendment and restatement of an existing Pledge Agreement, as applicable, in form and substance satisfactory to the Administrative Agent, with respect to the Pledged Securities, (ii) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, and (iii) delivered to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated).

(d) Intellectual Property Security Agreements. Each Credit Party that owns federally registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement or an amendment and restatement of an existing Intellectual Property Security Agreement, in form and substance satisfactory to the Administrative Agent.

(e) Lien Searches. With respect to each Credit Party and its property, the Borrowers shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, reasonably satisfactory to the Administrative Agent, (ii) the results of federal and state tax lien and judicial lien searches and pending litigation and bankruptcy searches, reasonably satisfactory to the Administrative Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(f) Officer’s Certificate, Resolutions, Organizational Documents. The Borrowers shall have delivered to the Administrative Agent an officer’s or secretary’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(g) Good Standing Certificates. The Borrowers shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable domestic or foreign document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State (or applicable government official or office) in the state or states (or other jurisdiction) where such Credit Party is incorporated or formed or any additional jurisdiction as reasonably requested by the Administrative Agent.

(h) Legal Opinion. The Borrowers shall have delivered to the Administrative Agent opinions of counsel for each Credit Party, in form and substance satisfactory to the Administrative Agent.

(i) KYC Information. Upon the request of any Lender, the Borrowers shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) if any Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in form and substance satisfactory to the Administrative Agent.

(j) Closing and Solvency Certificate. The Borrowers shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied, (ii) no Default or Event of Default exists or immediately after the first Credit Event will exists, (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date, (iv) the Borrowers (on a consolidated basis) are Solvent as of the Closing Date.

(k) Administrative Agent Fee Letter and Other Fees. The Borrowers shall have (i) substantially concurrently on the Closing Date paid to the Administrative Agent, for its sole account and the account of the Lenders, the fees stated in the Administrative Agent Fee Letter, and (ii) subject to any agreed upon limitation, paid all documented reasonable out-of-pocket legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(l) Insurance Policies. The Borrowers shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements reasonably satisfactory to the Administrative Agent and the Lenders, providing for adequate personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as, lender’s loss payee and additional insured.

(m) No Material Adverse Change. No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 31, 2023.

Article V COVENANTS

Section 5.1 Maintenance and Insurance. Each Company shall (a) keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business with provisions reasonably satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Credit Party as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent, the Borrowers shall furnish copies of the policies to the Administrative Agent, and (c) appropriate insurance on all real property. Any such policies of insurance shall provide for no fewer than ten (10) days prior written notice of cancellation to the Administrative Agent for non-payment, and thirty (30) days prior written notice of cancellation to the Administrative Agent for all other matters. The insurance policies (including coverage levels, identity of insurers and covered risks), and the provision for payment of losses thereunder, in effect as of the date of this Agreement are acceptable to Administrative Agent and the Lenders.

Section 5.2 Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign Laws with respect to employee source deductions, obligations and employer obligations to its employee; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the same shall be contested in good faith and for which adequate provision have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3 Financial Statements and Information.

(a) Quarterly Financials. The Borrowers shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of the first three fiscal quarterly periods of each fiscal year of Parent, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the fiscal quarter and fiscal year to date periods, all prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer; provided that delivery of a Form 10-Q filed by Parent with the SEC in accordance with subsection (f) below that includes the financial statements required hereunder shall be deemed to satisfy the requirements of this subsection (a).

(b) Annual Audit Report. The Borrowers shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of Parent, an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period; provided that delivery of a Form 10-K filed by Parent with the SEC in accordance with subsection (f) below that includes the financial statements required hereunder shall be deemed to satisfy the requirements of this subsection (b).

(c) Compliance Certificate. The Borrowers shall deliver to the Administrative Agent for distribution to the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate; provided that a Compliance Certificate shall not be required concurrently with the delivery of the December 31 quarterly interim financial statements.

(d) Annual Budget. The Borrowers shall deliver to the Administrative Agent for distribution to the Lenders, within ninety (90) days after the end of each fiscal year of Parent, an annual budget of the Companies for the then current fiscal year, to be in form and detail reasonably satisfactory to the Administrative Agent; provided, however, that the Administrative Agent acknowledges it has received and approved such annual budget for the fiscal year ending December 31, 2024.

(e) Financial Information of the Companies. The Borrowers shall deliver to the Administrative Agent, within ten (10) days of written request of the Administrative Agent, such other information about the financial condition, properties and operations of any Company as the Administrative Agent may from time to time reasonably request (including, without limitation, management reports, churn/contract retention data (to the extent generated by, and available to, the Borrowers)), which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent and certified by a Financial Officer of the Company or Companies in question.

(f) Shareholder and SEC Documents. Documents required to be delivered pursuant to clauses (a) or (b) of this Section 5.3 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on Parent files such documents with the SEC, posts such documents, or provides a link thereto on Parents’ website on the Internet at the website address provided to the Agent from time to time in writing; or (ii) on which such documents are posted on Parent’s behalf on the Platform; provided that: upon written request by the Administrative Agent, Parent shall deliver paper or electronic copies of such documents to the Administrative Agent.

Section 5.4 Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and, other than after the occurrence of an Event of Default, upon reasonable notice to such Company) permit the Administrative Agent or any Lender, or any representative of the Administrative Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5 Franchises; Change in Business.

(a) Each Credit Party shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business (except as otherwise permitted pursuant to Section 5.12 hereof) and foreign qualifications to the extent necessary for its business.

(b) The Companies may engage in any business or business activities that are reasonably related or ancillary to the current business of the Companies, or that are reasonable extensions thereof if, as a result thereof, the general nature of the businesses of the Companies taken as a whole would not be substantially changed from the general nature of the businesses the Companies are engaged in on the Closing Date and businesses and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

Section 5.6 ERISA Pension and Benefit Plan Compliance.

(a) Generally. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Borrowers shall furnish to the Administrative Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the IRS with respect to any ERISA Plan administered by such Company; provided that this latter subpart shall not apply to notices of general application promulgated by the PBGC or the IRS. The Borrowers shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrowers have reason to believe may be assessed against a Company by the IRS with respect to any ERISA Plan. As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. The Borrowers shall, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7 Financial Covenants.

(a) The following financial covenants shall be applicable from the fiscal quarter ended June 30, 2024 through the fiscal quarter ending June 30, 2025:

(i) Available Liquidity. The Borrowers shall not permit at any time Available Liquidity to be less than the greater of (a) Thirty-Five Million Dollars ($35,000,000), and (b) thirty-five percent (35%) of the Revolving Amount.

(ii) Minimum Total Revenue. The Borrowers shall not permit Total Revenue, as of the last day of any fiscal quarter of Parent, to be less than (a) the amounts set forth in the table below (as determined for the four fiscal quarter period ending on the date corresponding to such amount) plus (b) the aggregate Total Revenue Adjustment Amounts for all Acquisitions since the Closing Date:

Four Fiscal Quarters Ending Date	Minimum Total Revenue
June 30, 2024	$305,000,000
September 30, 2024	$315,000,000
December 31, 2024	$325,000,000
March 31, 2025	$330,000,000
June 30, 2025	$340,000,000

(iii) Minimum EBITDA. The Borrowers shall not suffer or permit Consolidated EBITDA, for each period of four consecutive fiscal quarters of Parent, to be less than Ten Million Dollars ($10,000,000).

(b) The following financial covenants shall be applicable from the fiscal quarter ending September 30, 2025 until the last day of the Commitment Period:

(i) Leverage Ratio. The Borrowers shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00 (or 3.50 to 1.00 during any Acquisition Step-Up Period) at the end of each fiscal quarter.

(ii) Interest Coverage Ratio. The Borrowers shall not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at the end of each fiscal quarter.

Section 5.8 Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement and the other Loan Documents;

(b) any loans granted to, or Capitalized Lease Obligations entered into by, any Company after the date of this Agreement for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Twenty Million Dollars ($20,000,000) at any time outstanding, subject in each case to the provisions of Section 1.2(c);

(c) the Indebtedness existing on the Closing Date as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(e) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services, in each case, in an amount not to exceed Five Million Dollars ($5,000,000) outstanding at any one time;

(f) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is not a Credit Party;

(g) (i) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party (including intercompany loans from Parent to Avid (utilizing past, current, or future equity proceeds raised by Parent) and intercompany loans from Avid to Parent to be used by Parent for its expenses (including legal, accounting and filing costs and other overhead expenses)), and (ii) loans to, and guaranties of Indebtedness of, a Company that is not a Credit Party from a Company that is a Credit Party so long as the aggregate outstanding principal amount thereof does not exceed One Million Dollars ($1,000,000) at any time;

(h) unsecured Indebtedness, (i) arising under Convertible Debt Securities issued on or after the Closing Date, so long as (A) the aggregate outstanding principal amount of such Indebtedness does not exceed Two Hundred Fifty Million Dollars ($250,000,000) at any time outstanding, (B) the stated maturity date for such Indebtedness shall be no earlier than ninety (90) days after the end of the Commitment Period, (C) the principal amount of such Indebtedness shall not be subject to any regularly scheduled amortization or sinking fund payments prior to the maturity date described in clause (B) above (provided, for the avoidance of doubt, interest-only payments are permitted if in accordance with Section 5.15(c) hereof), and (ii) and any extension, renewal or refinancing of such Convertible Debt Securities but only to the extent that the principal amount thereof, when combined with all other Convertible Debt Securities issued pursuant to this subpart (h), does not exceed Two Hundred Fifty Million Dollars ($250,000,000);

(i) Indebtedness incurred in connection with cash collateralized letters of credit (other than Letters of Credit issued under the Revolving Credit Commitment) in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(j) Indebtedness incurred by a Company arising from (i) investments permitted pursuant to Sections 5.11(vi) and (viii) hereof, (ii) agreements providing for indemnification, adjustment of purchase price or similar obligations, (iii) guaranties or letters of credit, surety bonds or performance bonds incurred in the ordinary course of business in connection with bonding requirements of Financial Services Laws, and (iv) agreements providing for indemnification or performance obligations, guaranties or letters of credit, surety bonds or performance bonds, or other related commitments incurred in the ordinary course of business, and including in connection with the provision of money movement services provided by Avid or another Company or in connection with Invoice Accelerator Products and Spend Management, including third party services providers including financial institutions, commercial card issuers, and check printers, securing the performance of a Company pursuant to contractual obligations, in connection with transactions not prohibited hereunder;

(k) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and not in connection with an Acquisition permitted hereunder;

(l) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(m) guaranties in the ordinary course of business of the obligations of buyers, suppliers, franchisees and licensees of a Company, including those relating to the provision of money movement services provided by Avid or another Company;

(n) Indebtedness consisting of the financing of insurance premiums of a Company in the ordinary course of business so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(o) the Hamilton Properties Seller Debt in an aggregate principal amount not to exceed Seventeen Million Two Hundred Thousand Dollars ($17,200,000), together with any interest or other amounts accruing thereon in accordance with the terms and conditions of the Hamilton Properties Seller Notes;

(p) Subordinated Indebtedness created pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and on terms reasonably satisfactory to the Administrative Agent, in an aggregate principal amount for all Companies not to exceed Twenty Million Dollars ($20,000,000) at any time outstanding (or such greater amount agreed to in writing by the Required Lenders);

(q) (i) earn-outs (or other deferred payments) incurred in connection with Acquisitions permitted hereunder in an amount not to exceed Seventy-Five Million Dollars ($75,000,000) during the Commitment Period in the aggregate for all Acquisitions permitted hereunder, and (ii) Indebtedness assumed or refinanced in connection with an Acquisition permitted hereunder not to exceed an aggregate principal amount of Twenty Million Dollars ($20,000,000) at any time outstanding; provided that, in with respect to the foregoing clause (ii), such underlying Indebtedness was not incurred as a result of, or in contemplation of, such Acquisition permitted hereunder;

(r) other unsecured Indebtedness, in addition to the Indebtedness listed above and below, in an aggregate principal amount for all Companies not to exceed Twenty-Five Million Dollars ($25,000,000) at any time outstanding;

(s) Indebtedness incurred in connection with cash management services of the Companies to support ordinary course of business transaction processing of the Companies in connection with the Companies’ Spend Management (or related successor) product in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000) outstanding at any one time (or such greater amount agreed to in writing by the Administrative Agent, in its sole discretion);

(t) in addition to the Indebtedness listed in subpart (s) above, Indebtedness incurred in connection with cash management services of the Companies to support ordinary course of business transaction processing of the Companies in an aggregate amount not to exceed Twenty-Five Million Dollars ($25,000,000) outstanding at any one time (or such greater amount agreed to in writing by the Administrative Agent, in its sole discretion); and

(u) Indebtedness incurred in connection with a Company’s buyout of the HQ Lease and/or purchase of the premises that are the subject of the HQ Lease as permitted pursuant to

Section 5.12(e) hereof and created pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and on terms reasonably satisfactory to the Administrative Agent.

Section 5.9 Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousemen, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) any Lien granted to the Administrative Agent, for the benefit of the Lenders (and Affiliates thereof);

(d) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

(e) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Liens only attach to the property being acquired;

(f) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(g) the Liens on the Hamilton Properties Priority Collateral securing the Hamilton Properties Seller Debt to the extent permitted by Section 5.8(o) hereof;

(h) any Lien incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, performance and appeal bonds (including in connection with bonding requirements of Financial Services Laws), bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(i) any Lien solely on any cash earnest money deposits made by a Company in connection with any letter of intent or purchase agreement permitted hereunder;

(j) any purported Lien evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(k) any Lien in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) non-exclusive licenses or sublicenses of patents, trademarks and other intellectual property rights granted by a Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of a Company;

(m) Liens consisting of judgment or judicial attachment liens not giving rise to an Event of Default;

(n) any Lien arising by operation of law or contract on insurance policies and proceeds thereof to secure the financing of such insurance premiums to the extent such Indebtedness is permitted under Section 5.8(n) hereof;

(o) any Lien in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code;

(p) any Lien (including the right of set-off, revocation, refund or chargeback) (i) in favor of a bank or other depository institution arising as a matter of law encumbering deposits and solely to the extent securing obligations relating to the maintenance of any applicable bank or deposit account in the ordinary course of business or (ii) in favor of a bank or other depository institution securing ordinary course netting services and overdraft protections so long as, in the case of this clause (ii), any such Lien is limited to the related deposit accounts and the cash and Cash Equivalents held therein;

(q) any Lien consisting of security deposits in connection with leases, subleases, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;

(r) Liens in respect of cash-collateralized letters of credit permitted under Section 5.8(i) hereof;

(s) Liens in respect of Indebtedness permitted under Section 5.8(q)(ii) hereof, with such Liens to be limited to the assets being acquired pursuant to the applicable Acquisition;

(t) Liens in respect of Subordinated Indebtedness permitted by Section 5.8(p) hereof created pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and on terms reasonably satisfactory to the Administrative Agent (but that at a minimum will include an unlimited standstill);

(u) other Liens, in addition to the Liens listed above and below, not incurred in connection with the incurring of Indebtedness, securing amounts, in the aggregate for all Companies, not to exceed Five Million Dollars ($5,000,000) at any time outstanding;

(v) Liens in respect of Indebtedness permitted under Section 5.8(j)(i) hereof, with such Liens to be limited to Invoice Accelerator Product Assets and/or Spend Management Product Assets that are the subject of such Indebtedness until the purchase price therefor has been fully paid;

(w) Liens in respect of Indebtedness permitted under Sections 5.8(s) and (t) hereof, with such Liens to be limited to the specific Deposit Accounts that are the subject of such Indebtedness and the cash and Cash Equivalents held therein, in each case, pertaining to such cash management services; and

(x) Liens in respect of Indebtedness permitted under Section 5.8(u) hereof with such Liens to be limited to the real property located at Avid’s headquarters’ location at the Music Factory in Charlotte, North Carolina that are the subject of such Indebtedness.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10 Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11 Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) investments in Cash Equivalents;

(iii) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto;

(iv) (x) loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(g) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party and (y) if investments in a Company from or by any other Company for the purpose of settling intercompany transactions so long as such loan, investments or guaranties are consistent with past business practices of such Company or commercially reasonable natural extensions of such business practices;

(v) investments existing on the Closing Date (other than investments in Subsidiaries existing on the Closing Date) and described on Schedule 5.11 hereto and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such investment except as otherwise permitted by this Section 5.11;

(vi) purchases by a Company of accounts receivables of other Persons or advances and/or loans to other Persons secured by accounts receivables of such other Persons (such purchased accounts receivable and such advances and/or loans, collectively, “Invoice Accelerator Product Assets”), in each case made under the Invoice Accelerator Product and in the ordinary course of business, of type and manner consistent with past business practices of the Companies and as such Invoice Accelerator Product may be expanded in the ordinary course of business from time to time;

(vii) to the extent constituting an investments, deposits made in the ordinary course of business securing contractual obligations in connection with bids, tenders or leases of a Credit Party and not in connection with the borrowing of money;

(viii) purchases by a Company of credit obligations owed by other Persons or loans to other Persons (such purchased credit obligations and such loans, collectively, “Spend Management Product Assets”), in each case made under Spend Management and in the ordinary course of business, of type and manner consistent with the business practices of the Companies and as such Spend Management may be expanded in the ordinary course of business from time to time;

(ix) Acquisitions permitted pursuant to Section 5.13 hereof; or

(x) other investments in an amount not to exceed Fifteen Million Dollars ($15,000,000) at any time outstanding.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12 Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business (for the avoidance of doubt, ordinary course of business shall include sales of Invoice Accelerator Product Assets and Spend Management Product Assets by a Company, which shall not be restricted under this Section 5.12), except that, if no Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) (i) a Company may merge with (A) a Borrower (provided that such Borrower shall be the continuing or surviving Person) or (B) any one or more Guarantors of Payment (provided that at least one Guarantor of Payment shall be the continuing or surviving Person), and (ii) a Credit Party may sell, lease or otherwise transfer any or all of its assets to a Company that is not a Credit party provided that, with respect to this clause (ii), the aggregate fair market value (as determined in good faith by the board of directors of Parent (or similar governing body)) of all such assets does not exceed Ten Million Dollars ($10,000,000) during the Commitment Period;

(b) a Company may sell, lease, transfer or otherwise dispose of any of its assets to (i) any Borrower or (ii) any Guarantor of Payment;

(c) a Company (other than a Credit Party) may (i) merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company and (ii) may, following the transfer of substantially all of its assets to another Company, voluntarily dissolve or liquidate;

(d) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(e) a Company may consummate the buy-out of the HQ Lease and/or purchase of the premises that are the subject of the HQ Lease for fair market value (as determined in good faith by the board of directors of Parent (or similar governing body));

(f) sale or disposition of the Hamilton Properties provided that such sale is (i) for fair market value (as determined in good faith by the board of directors of Parent (or similar governing body)), and (ii) no less than one hundred percent (100%) thereof shall be paid in cash or a credit resulting in a reduction of the amount required to be paid under the real property lease referenced in clause (ii) of the definition of HQ Leases (or as otherwise agreed to by the Administrative Agent in its sole discretion); or

(g) sales or other dispositions of assets (other than the Hamilton Properties); provided that any such sale is (i) for fair market value (as determined in good faith by the board of directors of Parent (or similar governing body)), and (ii) no less than seventy-five percent (75%) of the purchase price thereof shall be paid in cash (or as otherwise agreed to by the Administrative Agent in its sole discretion); provided further that the aggregate fair market value (determined under the preceding clause (i)) of such assets does not exceed Twenty-Five Million Dollars ($25,000,000) in any fiscal year.

Section 5.13 Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

(a) in the case of an Acquisition that involves a merger, amalgamation or other combination including a Borrower or other Credit Party, such Borrower or Credit Party shall be the surviving entity (including if the surviving entity becomes a Credit Party contemporaneously with such Acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent);

(b) the business to be acquired shall be similar to, or related to, incidental to, or a reasonable expansion or extension of the line of business(es) of one or more of the Borrowers and one or more of the Guarantors of Payment;

(c) no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition;

(d) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(e) the Borrowers shall have provided to the Administrative Agent and the Lenders, within five Business Days prior to such Acquisition (or such later date as agreed to by the Administrative Agent), (i) substantially final copies of the Acquisition documents and related disclosure schedules, and (ii) historical financial statements of the target entity (as prepared and provided by the target entity) and a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof after giving effect to the proposed Acquisition;

(f) Available Liquidity shall be no less than Fifty Million Dollars ($50,000,000) both immediately prior to and immediately after giving effect to such Acquisition; and

(g) the aggregate cash Consideration paid for such Acquisition, when combined with cash Consideration paid for all other Acquisitions by the Companies during the Commitment Period, does not exceed, the sum of (i) Two Hundred Fifty Million Dollars ($250,000,000), plus (ii) one hundred percent (100%) of the net cash proceeds from the issuances of Convertible Debt Securities issued after the Closing Date, plus (iii) one hundred percent (100%) of the net cash proceeds received by the Companies from equity issuances after the Closing Date.

Section 5.14 Notice. The Borrowers shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(a) a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any other Loan Document for any reason ceases in any material respect to be true and complete;

(b) a Borrower learns of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; or

(c) a Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15 Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

(a) a Credit Party may make Restricted Payments constituting share repurchases or redemptions pursuant to and in accordance with equity incentive plans, stock options plans or other benefit plans for management or employees of Parent and its Subsidiaries in a manner consistent with past business practices of the Borrowers;

(b) a Credit Party may purchase (i) Permitted Equity Derivatives in connection with the issuance of any Convertible Debt Securities permitted under Section 5.8 hereof, and (ii) Equity Interests of the Borrowers with proceeds of Convertible Debt Securities;

(c) a Credit Party may make (i) interest payments on Convertible Debt Securities, (ii) so long as no Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, cash settlement payments upon any conversion of Convertible Debt Securities in accordance with the terms thereof in an aggregate amount not to exceed the principal amount thereof and (iii) extend, renew or refinance Convertible Debt Securities to the extent that the Indebtedness resulting from such extension, renewal or refinancing is permitted under Section 5.8 hereof;

(d) a Credit Party may declare and make Restricted Payments, in the form of intercompany dividends or management fees and, for the avoidance of doubt, interest payments on intercompany loans, in each case, to Parent to be used by Parent for its expenses (including legal, accounting and filing costs and other overhead expenses);

(e) so long as no Event of Default shall then exist or, after giving proforma effect to such payment, thereafter shall begin to exist, the Borrowers may make any other Restricted Payments; provided that, at the time of any such Restricted Payment, the aggregate amount of all Restricted Payments made pursuant to this subpart (e) shall not exceed Fifty Million Dollars ($50,000,000) in any fiscal year of Parent;

(f) in addition to the Restricted Payments permitted by subsection (e) above, AFV Holdings may make (i) any regularly scheduled payment of principal or interest of the Hamilton Properties Seller Debt pursuant to, and on the terms and conditions set forth in, the Hamilton Properties Seller Notes, and (ii) optional prepayments of the Hamilton Properties Seller Debt so long as, immediately prior to and immediately after giving proforma effect to such optional prepayment, no Event of Default shall exist;

(g) For the avoidance of doubt, a Company may declare and pay dividends or make other distributions to any other Company (including, without limitation, for the purpose of settling intercompany transactions);

(h) so long as no Event of Default shall then exist or, after giving proforma effect to such dividend or payment, thereafter shall begin to exist, a Credit Party may declare or pay dividends to pay, or directly make payments, in respect of Indebtedness permitted under Section 5.8(q)(i) hereof; and

(i) so long as no Default or Event of Default shall then exist or, after giving proforma effect to such payment, thereafter shall begin to exist, the Borrowers may make regularly scheduled payments of principal and interest with respect to any Subordinated Indebtedness permitted pursuant to Section 5.8(p) hereof.

Section 5.16 Environmental Compliance. Each Company shall comply with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Administrative Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. The Borrowers, as applicable, shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17 Affiliate Transactions. Except as disclosed on Schedule 5.17 hereto, and except for transactions disclosed publicly pursuant to SEC rules and regulations and intercompany transactions otherwise permitted under this Agreement, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.18 Use of Proceeds. The Borrowers’ use of the proceeds of the Loans and Letters of Credit shall be for refinancing existing Indebtedness, for working capital and other general corporate purposes of the Companies (including, without limitation, Acquisitions and investments, in each case permitted hereunder), and for fees and expenses associated with the transactions contemplated by this Agreement. The Borrowers will not, directly or indirectly, use the proceeds of the Loans and Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) (i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, a Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 5.19 Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Borrowers shall have provided the Administrative Agent with at least thirty (30) days prior written notice thereof. The Borrowers shall also provide the Administrative Agent with at least thirty (30) days prior written notification of (i) any change in any location where any material amount of a Company’s Inventory or Equipment is maintained, and any new locations where any material amount of a Company’s Inventory or Equipment is to be maintained; (ii) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; and (iii) any change in the location of any Company’s chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral.

Section 5.20 Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a) Guaranties and Security Documents. Each Domestic Subsidiary (other than a Borrower, a FSHCO or an Excluded Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly (and in any event within thirty (30) days or such later date reasonably acceptable to the Administrative Agent) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder), such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent. With respect to a Subsidiary that has been classified as an Excluded Subsidiary, at such time that such Subsidiary no longer meets the requirements of an Excluded Subsidiary, the Administrative Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Subsidiary that becomes a Credit Party or is owned by a Credit Party, the Borrowers shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and executed by the appropriate Credit Party, except to the extent of any Pledged Securities that constitutes Excluded Property.

(c) Perfection or Registration of Interest in Foreign Collateral. With respect to any foreign shares or other foreign collateral pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such collateral in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate collateral document (prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent), covering such equity interests or foreign assets, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.

Section 5.21 Collateral. Each Credit Party shall:

(a) at all reasonable times and, except after the occurrence of an Event of Default, upon reasonable notice allow the Administrative Agent by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located;

(b) promptly furnish to the Administrative Agent upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent may request;

(c) promptly notify the Administrative Agent in writing of the existence of any Deposit Account or Securities Account of any Credit Party except for Excluded Accounts, and promptly (or prior to or simultaneously with the creation of any new Deposit Account or Securities Account, which is not an Excluded Account) provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent;

(d) promptly notify the Administrative Agent in writing whenever (i) the location of the primary manufacturing and storage of the Companies is moved, or (ii) the books and records (other than copies of such books and records that are primarily maintained digitally) and/or chief executive office of a Borrower or a Guarantor of Payment is located at a physical location of a third party that is not covered by an executed Collateral Access Agreement or similar document with respect thereto, and in each case use its commercially reasonable efforts to deliver to the Administrative Agent an executed Collateral Access Agreement with respect thereto or notice that may be required by the Administrative Agent;

(e) promptly notify the Administrative Agent in writing of any information that the Credit Parties have or receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent with respect thereto;

(f) maintain such Credit Party’s Equipment (other than Equipment that is obsolete or no longer useful in the Borrowers’ business) in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements in management’s reasonable judgment and in the ordinary course of business thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(g) deliver to the Administrative Agent, to hold as security for the Secured Obligations, all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;

(h) provide to the Administrative Agent, on a quarterly basis to the extent there have been material changes from the most recent list delivered to the Administrative Agent, a list of any patents, trademarks or copyrights that have been federally registered by a Credit Party during such fiscal quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(i) upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent may from time to time deem reasonably necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses. If any Credit Party fails to keep and maintain its Equipment (other than Equipment that is obsolete or no longer useful in the Borrowers’ business) in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to) so maintain or repair all or any part of such Credit Party’s Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at the Administrative Agent or the Revolving Loans.

Section 5.22 Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrowers shall provide the Administrative Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business) acquired by any Company subsequent to the Closing Date. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent, whenever made, the Borrowers shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any personal property of each Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien. The Borrowers agree that, within thirty (30) days after the date of such written request, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements or other documents, instruments or agreements or such thereof as the Administrative Agent may reasonably require with respect to any of the Credit Parties.

Section 5.23 Restrictive Agreements.

(a) Except as set forth in this Agreement, the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) make, directly or indirectly, any Capital Distribution to the Borrowers, (ii) make, directly or indirectly, loans or advances or capital contributions to the Borrowers or (iii) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrowers; except for such encumbrances or restrictions existing under or by reason of (A) applicable Law, (B) customary non-assignment provisions in leases, licenses or other agreements entered in the ordinary course of business and consistent with past practices, or (C) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.24 Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization without giving the Administrative agent prior written notice thereof.

Section 5.25 Fiscal Year. Neither Parent nor any Borrower shall change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders. As of the Closing Date, the fiscal year end of Parent and each Borrower is December 31 of each year.

Section 5.26 Beneficial Ownership. Promptly following any request therefor, the Borrowers shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 5.27 Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.28 Compliance with Laws. The Borrowers shall, and shall cause each Subsidiary to, comply (a) with Anti-Corruption Laws and applicable Sanctions and (b) in all material respects with all other Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and Financial Services Laws. The Borrowers shall maintain in effect and enforce such policies and procedures as it has determined to be necessary to ensure compliance by the Borrowers, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.29 Further Assurances. The Borrowers shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the

Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments related to any of the collateral securing the Secured Obligations as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in connection with the transactions and to carry out the intent contemplated by the Loan Documents.

Article VI REPRESENTATIONS AND WARRANTIES

Section 6.1 Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the Laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each Foreign Subsidiary is validly existing under the Laws of its jurisdiction of organization. Schedule 6.1 hereto sets forth, as of the Closing Date, each Company (and whether such Company is an Excluded Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrowers, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company. Schedule 6.1 hereto sets forth the tax identification number and the location of its chief executive office and principal place of business each Company. Except as set forth on Schedule 6.1 hereto, as of the Closing Date, Parent and each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2 Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of, whether enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Credit Party under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3 Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable Laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d) has ensured that no Company, or to the knowledge of any Company, any director, officer, agent, employee or Affiliate of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e) is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering Laws and regulations;

(f) has ensured that no Company or, to the knowledge of any Company, any director, officer, agent, employee or other person acting on behalf of a Company has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws, and the Credit Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith;

(g) is in compliance, in all material respects, with the Patriot Act; and

(h) is in material compliance with all applicable Financial Services Laws (including, without limitation, any registration required for money services businesses by the U.S. Department of Treasury Financial Crimes Enforcement Network and U.S. State money transmitter licenses under Financial Services Laws).

Section 6.4 Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened in writing against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

Section 6.5 Title to Assets. Each Credit Party has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Credit Parties do not own any real estate, except the Hamilton Properties.

Section 6.6 Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Credit Party; (b) there is and will be no mortgage or charge outstanding covering any real property of any Credit Party; and (c) no real or personal property of any Credit Party is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first priority Lien on the collateral securing the Secured Obligations to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement, subject to Liens permitted pursuant to Section 5.9. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7 Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been timely filed and all taxes, assessments, fees and other governmental charges that are due and payable have been timely paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8 Environmental Laws. Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation in any material respect of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9 Locations. As of the Closing Date, the Credit Parties have places of business or maintain their books and records, Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party’s chief executive office is set forth on Schedule 6.1 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by a Credit Party, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Collateral Access Agreement is required to be delivered pursuant to the terms hereof. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third-party location where assets of a Credit Party are located.

Section 6.10 Continued Business. There exists no actual, pending, or, to each Borrower’s knowledge, any threatened in writing termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11 Employee Benefits Plans. Schedule 6.11 hereto identifies each Pension Plan of each Company as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (iii) the ERISA Plan and any associated trust have received a favorable determination letter from the IRS stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.12 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Credit Party in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by this Agreement or the Security Documents.

Section 6.13 Solvency. The Borrowers, on a consolidated basis, has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrowers have incurred to the Administrative Agent and the Lenders under the Loan Documents. No Borrower, on a consolidated basis, is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will a Borrower, on a consolidated basis, be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The Borrowers, on a consolidated basis, is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The Borrowers, on a consolidated basis, does not intend, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14 Financial Statements. The audited Consolidated financial statements of Parent for the fiscal year ended December 31, 2023 and the unaudited Consolidated financial statements of Parent for the fiscal quarter ended March 31, 2024, furnished to the Administrative Agent and the Lenders are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15 Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16 Material Agreements. Except as disclosed on Schedule 6.16 hereto and/or in Parent’s periodic filings with the SEC, as of the Closing Date, no Company is a party to any contract, agreement, understanding or other arrangement that is deemed to be a material contract under the Securities Act of 1933 and that, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17 Intellectual Property. Each Credit Party owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Credit Party as of the Closing Date.

Section 6.18 Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance coverage required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19 Deposit Accounts and Securities Accounts. Schedule 6.19 hereto lists all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date (and which are Excluded Accounts), and Schedule 6.19 hereto identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20 Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrowers, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21 Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22 Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery of this Agreement.

Section 6.23 Beneficial Ownership. The information included in each Beneficial Ownership Certification most recently delivered to each Lender (if any) is true and correct in all respects.

Article VII SECURITY

Section 7.1 Security Interest in Collateral. In consideration of and as security for the full and complete payment of all of the Secured Obligations, each Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders (and affiliates thereof that hold Secured Obligations), a security interest in the Collateral.

Section 7.2 Collections and Receipt of Proceeds by the Borrowers.

(a) Upon written notice to the Administrative Borrower from the Administrative Agent after the occurrence and during the continuance of an Event of Default, a Cash Collateral Account shall be opened by the Borrowers at the main office of the Administrative Agent (or such other office as shall be designated by the Administrative Agent) and all such lawful collections of each Borrower’s Accounts and such Proceeds of each Borrower’s Accounts and Inventory shall be remitted daily by each Borrower to the Administrative Agent in the form in which they are received by such Borrower, either by mailing or by delivering such collections and Proceeds to the Administrative Agent, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to the Administrative Borrower from the Administrative Agent, no Borrower shall commingle such collections or Proceeds with any of such Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for the Administrative Agent, for the benefit of the Lenders. In such case, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence and during the continuance of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against the Administrative Agent on its warranties of collection, the Administrative Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by any Borrower with the Administrative Agent or with any other Lender, and, in any event, retain the same and such Borrower’s interest therein as additional security for the Secured Obligations. The Administrative Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to the Borrowers for use in the business of the Borrowers. The balance in the Cash Collateral Account may be withdrawn by the Borrowers upon termination of this Agreement and payment in full of all of the Secured Obligations.

(b) After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s written request, each Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Administrative Agent, to which the Administrative Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of the Administrative Agent.

(c) The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney in fact for each Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of the Borrowers to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid in full, (ii) exercisable by the Administrative Agent at any time and without any request upon such Borrower by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or such Borrower. Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither the Administrative Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3 Collections and Receipt of Proceeds by Administrative Agent. Each Credit Party hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as such Credit Party’s attorney-in-fact to exercise, at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the Secured Obligations are paid in full:

(a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or such Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b) to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Accounts and the amounts owing thereon;

(c) to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;

(d) to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to the Administrative Agent;

(e) to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

(f) to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding. The Credit Parties agree to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account. The Credit Parties agree to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of such Credit Parties shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

(g) to take or bring, in the name of the Administrative Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(h) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into the Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4 Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, each Credit Party, as appropriate, and as requested by the Administrative Agent, has executed (or will execute, with respect to any future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Notes with the Administrative Agent, for the benefit of the Lenders. Such Credit Party irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, during the occurrence and continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes in accordance with the terms of the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5 Commercial Tort Claims. If any Credit Party shall at any time hold or acquire a Commercial Tort Claim, such Credit Party shall promptly notify the Administrative Agent thereof in a writing signed by such Credit Party, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

Section 7.6 Use of Inventory and Equipment. Until the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, each Credit Party may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory or Equipment in the ordinary course of business or as otherwise permitted by this Agreement; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Credit Party’s business.

Article VIII EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1 Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full within three (3) Business Days of any applicable date when due and payable, or (b) the principal of any Loan, or any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.12 hereof shall not be paid in full when due and payable.

Section 8.2 Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15 or 5.18 hereof.

Section 8.3 Other Covenants. If any Company shall fail or omit to perform or observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Administrative Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4 Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous, in each case, in any material respect when made.

Section 8.5 Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6 ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 8.7 Change in Control. If any Change in Control shall occur.

Section 8.8 Judgments. There is entered against any Company:

(a) a final judgment or order for the payment of money shall be rendered by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Ten Million Dollars ($10,000,000) (excluding any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b) any one or more non-monetary final judgments shall be rendered by a court of competent jurisdiction that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Administrative Agent reasonably determines have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of ten consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9 Security. If any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement with respect to any material amount of the collateral securing the Secured Obligations and the Borrowers (or the appropriate Credit Party) have failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrowers (or the appropriate Credit Party) have failed to promptly execute appropriate documents to correct such matters.

Section 8.10 Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party, and the Borrowers (or the appropriate Credit Party) have failed to promptly execute appropriate documents to correct such matters; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby, and the Borrowers (or the appropriate Credit Party) have failed to promptly execute appropriate documents to correct such matters.

Section 8.11 Solvency. If any Company (other than a Excluded Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or Law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous Law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

Section 8.12 Senior Indebtedness. At any time after the execution and delivery thereof, the Secured Obligations shall cease to constitute senior indebtedness or first lien indebtedness, as applicable, under the subordination provisions of any documents or instruments evidencing any Subordinated Indebtedness or in any intercreditor agreement with respect thereto, or any subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding, and enforceable obligations of the parties thereto against any holder of the applicable Subordinated Indebtedness.

Article IX REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1 Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.12 hereof shall occur and be continuing, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrowers to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 9.2 Automatic Defaults. If any Event of Default referred to in Section 8.11 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 9.3 Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrowers shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrowers to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to withdraw any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrowers to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 9.4 Offsets. If there shall occur or exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrowers or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of the Borrowers or any Guarantor of Payment, all without notice to or demand upon the Borrowers or any other Person, all such notices and demands being hereby expressly waived by the Borrowers. Each Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such set off and application (provided that the failure to give such notice shall not affect the validity of such set off and application). In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.10 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective affiliates may have.

Section 9.5 Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time such Lender shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Letters of Credit prior to the Administrative Agent’s giving of notice to participate and amounts under Article III hereof), such Lender, upon written request of the Administrative Agent, shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of a Borrower (or through any Guarantor of Payment) on any Indebtedness owing by such Borrower to that Lender pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross action, by the enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Obligations owing by such Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6 Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Loan Document, or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may require any Borrower to assemble the collateral securing the Secured Obligations, which each Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. The Administrative Agent may, with or without notice to or demand upon such Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass or damage caused thereby by such Borrower. After any delivery or taking of possession of the collateral securing the Secured Obligations, or any portion thereof, pursuant to this Agreement, then, with or without resort to any Borrower personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time. No prior notice need be given to the Borrowers or to any other Person in the case of any sale of such collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrowers not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence and applicable Law) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the Borrowers, and each Borrower shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times have the right to obtain new appraisals of any Borrower or any collateral securing the Secured Obligations, the cost of which shall be paid by the Borrowers.

Section 9.7 Other Remedies. The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement. In addition, the Administrative Agent shall be entitled to exercise remedies, pursuant to the Loan Documents, against collateral securing the Secured Obligations, on behalf of any affiliate of a Lender that holds Secured Obligations, and no affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8 Application of Proceeds.

(a) Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrowers first to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Sections 12.6 and 12.7 hereof and to the payment of Related Expenses to the Administrative Agent.

(b) Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law, as follows:

(i) first, to the payment of all costs, expenses and other amounts (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Sections 12.6 and 12.7 hereof and to the payment of Related Expenses to the Administrative Agent;

(ii) second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrowers, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 12.6 and 12.7 hereof;

(iii) third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Overall Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an Affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrowers under such Hedge Agreement, and (C) the Bank Product Obligations owing to a Lender (or an entity that is an Affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

(iv) fourth, to any remaining Secured Obligations; and

(v) finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

Article X THE ADMINISTRATIVE AGENT

Section 10.1 Appointment and Authorization.

(a) General. Each of the Lenders and the Issuing Lender hereby irrevocably appoints KeyBank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 10.6(a) and (b) hereof, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Bank Products and Hedging Products. Each Lender that is providing Bank Products or products in connection with a Hedge Agreement (or whose affiliate is providing such products) hereby (i) irrevocably authorizes the Administrative Agent to take such action as agent on its behalf (and its affiliate’s behalf) with respect to the collateral securing the Secured Obligations and the realization of payments with respect thereto pursuant to Section 9.8(b)(iii) hereof, (ii) agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or affiliate of such Lender), and (iii) on behalf of itself and any of its affiliates, agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its affiliates) entering into any such Hedge Agreement or cash management services agreement. Each Borrower and each Lender agree that the indemnification and reimbursement provisions of this Agreement shall be equally applicable to the actions of the Administrative Agent pursuant to this subsection (b). Each Lender hereby represents and warrants to the Administrative Agent that it has the authority to authorize the Administrative Agent as set forth above.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its affiliates in any capacity.

(b) The Administrative Agent shall not be liable to the Issuing Lenders, the Lenders or any affiliate thereof for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.3 and Article IX hereof), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrowers, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of Confidential Information, to any Competitor.

Section 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor and if no Event of Default has occurred and is continuing at such time, such successor shall be reasonably acceptable to the Borrowers. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent and appoint a successor and if no Event of Default has occurred and is continuing at such time, such successor shall be reasonably acceptable to the Borrowers. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.5 hereof shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 Other Agents. The Administrative Agent shall have the continuing right, in consultation with the Borrowers, from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 12.5 and 12.6 hereof.

Section 10.10 Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11 Issuing Lender. The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 10.12 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures,

(b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.13 Platform.

(a) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

(c) The Borrowers hereby acknowledge that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers and Administrative Agent hereby agree that Borrowers will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrowers hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the administrative Agent, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 12.22 hereof); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” and (v) any Borrower Materials that are not designated “PUBLIC” shall not be posted by Administrative Agent on that portion of the Platform designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

Section 10.14 Release of Collateral or Guarantor of Payment. In the event of a merger, transfer of assets or other transaction permitted pursuant to Section 5.12 hereof (or otherwise permitted pursuant to this Agreement or any other Loan Document) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement or any other Loan Document, the Administrative Agent, at the request and expense of the Borrowers, is hereby authorized by the Lenders to (a) release the relevant Collateral or other assets from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral or other assets as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement; provided that, in addition to the foregoing, Liens of the Administrative Agent, for the benefit of the Lenders, in Invoice Accelerator Product Assets and Spend Management Product Assets shall be automatically released at the time they are sold (and payment is received) in the ordinary course of business.

Section 10.15 Acknowledgements Regarding Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender such Lender or Issuing Lender (any such Lender or Issuing Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding subsection (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this subsection (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding subsection (a), each Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender, such Lender or Issuing Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (ii) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (iii) that such Lender or Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A) (1) in the case of immediately preceding subparts (b)(i) or (b)(ii), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding subpart (b)(iii)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(b).

(c) Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender from any source, against any amount due to the Administrative Agent under subsection (a) above or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with subsection (a) above, from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Credit Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying such Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article XI GUARANTY

Section 11.1 The Guaranty. Each Borrower hereby jointly and severally guarantees to the Administrative Agent, for the benefit of the Lenders, as a primary obligor and not as a surety, the prompt payment of the Obligations owing by each other Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Borrowers hereby further agree that, if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 11.2 Obligations Unconditional. The obligations of the Borrowers under Section 11.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Borrowers hereunder, as Guarantors, shall be absolute and unconditional under any and all circumstances. Each Borrower agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Borrower or any other Guarantor of Payment for amounts paid under this Article XI until such time as the Secured Obligations have been irrevocably paid in full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of the Borrowers as Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations, or any security therefor, shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent, for the benefit of the Lenders, as security for any of the Secured Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 11.3 Reinstatement. The obligations of each Borrower under this Article XI shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Borrower agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 11.4 Certain Additional Waivers. Each Borrower agrees that such Borrower shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.2 hereof and through the exercise of rights of contribution pursuant to Section 11.6 hereof.

Section 11.5 Remedies. Each Borrower agrees that, to the fullest extent permitted by law, as between such Borrower, on the one (1) hand, and the Administrative Agent, on behalf of the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.1 or 9.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section 9.2) for purposes of Section 11.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Borrower for purposes of Section 11.1 hereof.

Section 11.6 Rights of Contribution. The Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each Borrower shall have a right of contribution from each other Borrower in accordance with applicable law. Such contribution rights shall be waived until such time as the Obligations have been irrevocably paid in full, and no Borrower shall exercise any such contribution rights until the Obligations have been irrevocably paid in full.

Section 11.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations owing by each other Borrower, whenever arising.

Article XII MISCELLANEOUS

Section 12.1 Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 12.2 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 12.3 Amendments, Waivers and Consents.

(a) General Rule. Except as set forth in Section 3.8 hereof, no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.10 hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) above, but subject to the provisions of Section 2.10 hereof:

(i) Consent of Lenders Affected Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 12.3(b)) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the order or manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, (i) release any Borrower or any Guarantor of Payment, (ii) release or subordinate any material amount of collateral securing the Secured Obligations, or (iii) contractually subordinate the Secured Obligations, in each case except in connection with a transaction specifically permitted hereunder, (G) without the unanimous consent of the Lenders, amend this Section 12.3 or Sections 9.5 or 9.8 hereof, or (H) without the unanimous consent of the Lenders, permit the Borrowers to assign their rights hereunder or any interest herein.

(ii) Provisions Relating to Special Rights and Duties. No provision of this Agreement or any other Loan Document affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrowers without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

(iii) Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the prior written consent of the Administrative Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.10 hereof.

(c) Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Administrative Borrower ), at the sole expense of the Borrowers, upon written notice to such Non-Consenting Lender and the Administrative Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.9 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d) Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 12.3, regardless of its failure to agree thereto.

Section 12.4 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed (via overnight mail) or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed (via overnight mail) or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, an Assignment Agreement or an Assignment and Assumption Agreement, as applicable, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day), or two (2) Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrowers shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 12.5 Costs and Expenses. The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents, and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrowers also agree to pay on demand all costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Loan Document. In addition, the Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 12.5 shall survive any termination of this Agreement.

Section 12.6 Indemnification. Each Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Issuing Lender and the Lenders (and their respective Affiliates, officers, directors, attorneys, agents and employees) (each an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent, the Issuing Lender or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender, the Issuing Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person (or any other Credit Party) relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Indemnitee shall have the right to be indemnified under this Section 12.6 to the extent any such liability has resulted from (i) the gross negligence, or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (ii) a claim brought by a Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations under the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable decision). All obligations provided for in this Section 12.6 shall survive any termination of this Agreement.

Section 12.7 Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrowers and the Lenders with respect to the Loan Documents is and shall be solely that of debtors and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 12.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 12.9 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.9, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.9, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 12.9 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.9 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 12.9 in the aggregate, or (z) in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund; and

(B) in any case not described in subpart (b)(i)(A) of this Section 12.9, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “trade date” is specified in the Assignment Agreement, as of such trade date)) shall not be less than Five Million Dollars ($5,000,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of such Lender’s Commitment assigned, except that this subpart (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.9 and, in addition:

(A) the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (y) the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof, and (z) the Administrative Borrower’s consent shall not be required during the primary syndication of the Commitment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender shall be required for any assignment in respect of the Revolving Credit Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a Borrower or any of any Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Treatment as Lenders. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.9, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 12.5 and 12.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.9.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the commitment fee. The Borrowers agree that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.9; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.4 and 3.6 hereof as if it were an assignee under subsection (b) of this Section 12.9; and (B) shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 hereof with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 9.5 hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Administrative Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (y) such assignee shall not retroactively be disqualified from becoming a Lender and (z) the execution by the Administrative Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this subpart (f)(i) shall not be void, but the other provisions of this subsection (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Administrative Borrower’s prior written consent in violation of subpart (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Administrative Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.9), all of its interest, rights and obligations under this Agreement to one (1) or more Eligible Assignees.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

(iv) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Administrative Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) provide the DQ List to each Lender requesting the same.

Section 12.10 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders. Any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms effects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.5 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.12 hereof; (D) fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.12 hereof; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 12.10(a)(iv) hereof. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.10(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(a) hereof for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13 hereof.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Administrative Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment Percentage. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, to Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.13 hereof.

(b) Defaulting Lender Cure. If the Administrative Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in the Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 12.10(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Administrative Borrower), at the sole expense of the Borrowers, upon notice to such Defaulting Lender and the Administrative Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.9 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Administrative Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

Section 12.11 Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. The Administrative Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 12.12 Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 12.13 Investment Purpose. Each of the Lenders represents and warrants to the Borrowers that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 12.14 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any commitment letter and fee letter between the Borrowers and KeyBank that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section 12.15 Limitations on Liability of the Issuing Lender. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 12.16 General Limitation of Liability. No claim may be made by any Credit Party or any other Person against the Administrative Agent, the Issuing Lender or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under applicable Law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender or the Administrative Agent has been advised of the likelihood of such loss of damage.

Section 12.17 No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agree, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 12.18 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 12.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.20 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.22 Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of the Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 12.22); (c) to the parent corporation or other Affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable Law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 12.22 shall not relieve any Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

Section 12.23 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any other Loan Document (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrowers, the Administrative Agent, and the Lenders shall be governed by New York law.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Loan Document (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by Law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

[Remainder of page left intentionally blank]

4857-4667-2593.12

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Credit and Security Agreement as of the date first set forth above.

Address: 1210 AvidXchange Lane Charlotte, North Carolina 28206 Attention:	AVIDXCHANGE, INC. AFV COMMERCE, INC. By: /s/ Ryan Stahl_____________________ Ryan Stahl Secretary

Signature Page to Amended and Restated Credit Agreement

Address: 127 Public Square Cleveland, Ohio 44114-1306 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Issuing Lender and as a Lender By: /s/ Geoff Smith____________________ Geoff Smith Senior Vice President

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A. By: /s/ Christine Lathrop________________ Christine Lathrop Executive Director

Signature Page to Amended and Restated Credit Agreement

Address: 1251 Avenue of the Americas New York, New York 10020-1104 Attention: Will Deevy	MUFG BANK, LTD. By: /s/ Oliver Wynn____________________ Oliver Wynn Vice President

Signature Page to Amended and Restated Credit Agreement

Address: 370 17th St Suite 5195 MC: CO1-004-51-02 Denver, CO 80202 Attention: Thomas M. Paulk	BANK OF AMERICA, N.A By: /s/ Thomas M. Paulk________________ Thomas M. Paulk Senior Vice President

Signature Page to Amended and Restated Credit Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	36.67%	$55,000,000	$55,000,000
JPMorgan Chase Bank, N.A.	23.33%	$35,000,000	$35,000,000
MUFG Bank, Ltd.	23.33%	$35,000,000	$35,000,000
Bank of America, N.A	16.67%	$25,000,000	$25,000,000
Revolving Amount	100.00%	$150,000,000	$150,000,000

SCHEDULE 2

SUBSIDIARY BORROWERS

1. AFV Commerce, Inc., a Delaware corporation

2. AvidXchange, Inc., a Delaware corporation

SCHEDULE 3

GUARANTORS OF PAYMENT

Parent Guarantor of Payment

AvidXchange Holdings, Inc., a Delaware corporation

Subsidiary Guarantor of Payment

AFV Holdings II, LLC, a North Carolina limited liability company

AFV Holdings One, Inc., a North Carolina corporation

AvidXchange Financial Services, Inc., a Delaware corporation

AvidXchange Solutions, LLC, a Delaware limited liability company

BTS Alliance, LLC, a Delaware limited liability company

Core Associates, LLC, a Delaware limited liability company

FastPay Payment Technologies Inc., a Delaware corporation

FPP Enterprise LLC, a Delaware limited liability company

Oak HC/FT FPP Blocker Corp., a Delaware corporation

Strongroom Solutions, Inc., a Texas corporation

SCHEDULE 4

PLEDGED SECURITIES

Pledgor	Name of Subsidiary	Jurisdiction of Subsidiary	Shares/Units	Certificate Number	Ownership Percentage

AvidXchange Holdings, Inc.	AvidXchange, Inc.	Delaware	1,000	1	100%

AvidXchange, Inc.	AFV Holdings One, Inc.	North Carolina	1,000	1	100%

AvidXchange Holdings, Inc.	AFV Commerce, Inc.	Delaware	100	2	100%

AvidXchange, Inc.	AFV Holdings II, LLC	North Carolina	NA	NA	100%

AvidXchange, Inc.	Oak HC/FT FPP Blocker Corp.	Delaware	100	1	100%

AvidXchange, Inc.	AvidXchange Financial Services, Inc.	Delaware	100,000	C-2	100%

AvidXchange, Inc.	BTS Alliance, LLC	Delaware	NA	NA	100%

AvidXchange, Inc.	Core Associates, LLC	Delaware	NA	NA	100%

AvidXchange, Inc.	Strongroom Solutions, Inc.	Texas	100	1	100%

AvidXchange, Inc.	FastPay Payment Technologies Inc.	Delaware	100,000	2	100%

AFV Commerce, Inc.	FPP Enterprise LLC	Delaware	*NA	NA	100%

AFV Commerce, Inc.	AvidXchange Solutions, LLC	Delaware	*NA	NA	100%

* Pursuant to Section 1.6 of FPP Enterprise LLC’s Second Amended and Restated Limited Liability Company Agreement and AvidXchange Solutions, LLC’s Amended and Restated Limited Liability Company Agreement, all membership interests and other evidences of ownership in FPP Enterprise LLC and AvidXchange Solutions, LLC shall be deemed to be general intangibles under the Uniform Commercial Code.

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$___________ ________, 20__

FOR VALUE RECEIVED, the undersigned, AVIDXCHANGE, INC., a Delaware corporation, AFV COMMERCE, INC., a Delaware corporation and each other Domestic Subsidiary Borrower, as defined in the Credit Agreement (collectively, the “Borrowers”, and individually, each a “Borrower”), jointly and severally, promise to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of _________ or its registered assigns (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114 1306 the principal sum of

_______________________________ AND 00/100 ………………………………….DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrowers pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States.

As used herein, “Credit Agreement” means the Amended and Restated Credit and Security Agreement dated August 8, 2024, among the Borrowers, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(e); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and SOFR Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

Exh. A-1

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind. This Note and the rights and obligations of the Borrowers and the Lender hereunder shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, EACH BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

AVIDXCHANGE, INC. AFV COMMERCE, INC. By: Name: Title:

Exh. A-2

EXHIBIT B
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as the Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention: Institutional Bank

Ladies and Gentlemen:

The undersigned, AVIDXCHANGE, INC., a Delaware corporation (the “Administrative Borrower”) refers to the Amended and Restated Credit and Security Agreement, dated as of August 8, 2024 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Administrative Borrower, AFV Commerce, Inc., a Delaware corporation each other Domestic Subsidiary Borrower, as defined in the Credit Agreement (together with the Administrative Borrower, collectively, the “Borrowers”), the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.7 of the Credit Agreement that the Borrowers hereby request a Loan (the “Proposed Loan”), and in connection therewith sets forth below the information relating to the Proposed Loan as required by Section 2.7 of the Credit Agreement:

(a) The Borrower requesting the Proposed Loan is __________________________.

(b) The Business Day of the Proposed Loan is __________, 20__.

(c) The amount of the Proposed Loan is $______________.

(d) The Proposed Loan is to be a Base Rate Loan ____ /
Term SOFR Loan ___/ Daily Simple SOFR Loan ____ (Check one (1).)

(e) If the Proposed Loan is a Term SOFR Loan, the Interest Period requested is one (1) month ___, three (3) months ___, six months ____ (Check one (1).)

The undersigned hereby certifies on behalf of the Borrowers that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are true and correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

Exh. B-1

(iii) the conditions set forth in Section 2.7 and Article IV of the Credit Agreement have been satisfied.

AVIDXCHANGE, INC. By: Name: Title:

Exh. B-2

EXHIBIT C
FORM OF
NOTICE OF CONVERSION AND CONTINUATION OF LOAN

_______________________, 20____

KeyBank National Association, as the Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Attention: Institutional Bank

Ladies and Gentlemen:

The undersigned, AVIDXCHANGE, INC., a Delaware corporation (the “Administrative Borrower”) refers to the Amended and Restated Credit and Security Agreement, dated as of August 8, 2024 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Administrative Borrower, AFV Commerce, Inc., a Delaware corporation, each other Domestic Subsidiary Borrower, as defined in the Credit Agreement (together with the Administrative Borrower, collectively, the “Borrowers”), the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement that the Borrowers hereby request a conversion and continuation of a Loan (the “Loan”), and in connection therewith sets forth below the information relating to the Loan as required by Section 2.6 of the Credit Agreement:

(a) The Business Day of the conversion and continuation of the Loan is __________, 20__.

(b) The amount of the Loan is $_______________.

(c) The Loan is to be a Base Rate Loan ____ / Term SOFR Loan ___/ Daily Simple SOFR Loan ____. (Check one.)

(d) If the Loan is a Term SOFR Loan, the Interest Period requested is one month ___, three months ___, six months ______. (Check one.)

The Borrowers hereby certify that the following statements are true on the date hereof, and will be true on the date of the Loan:

(i) each of the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects as if made on and as of the date hereof, except to the extent that any thereof expressly relate to an earlier date, before and after giving effect to the Loan and the application of the proceeds therefrom, as though made on and as of such earlier date; and

(ii) no Event of Default has occurred and is continuing or would result from such Loan or the application of the proceeds therefrom.

Exh. C-1

AVIDXCHANGE, INC. By: Name: Title:

Exh. C-2

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended ____________________

The undersigned hereby certifies on behalf of AVIDXCHANGE, INC., a Delaware corporation (the “Administrative Borrower”) that:

(1) I am the duly appointed [Chief Executive Officer] [President] or [Chief Financial Officer] of the Administrative Borrower and I am providing this certificate in my capacity as the [Chief Executive Officer] [President] or [Chief Financial Officer] of the Administrative Borrower and not in my individual capacity;

(2) I am familiar with the terms of that certain Amended and Restated Credit and Security Agreement dated August 8, 2024, among the Administrative Borrower, AFV COMMERCE, INC., a Delaware corporation (“AFV”), each other Domestic Subsidiary Borrower, as defined in the Credit Agreement (together with the Administrative Borrower and AFV, collectively, the “Borrowers”), the lenders party thereto (together with their respective successors and permitted assigns, collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof; and

(5) To the extent there have been material changes from the most recent list delivered to the Administrative Agent, set forth on Attachment II hereto is a list of patents, trademarks or copyrights that have been federally registered by a Credit Party during the last fiscal quarter covered by this Compliance Certificate.

Exh. D-1

Exceptions:

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

[Remainder of page left intentionally blank]

Exh. D-2

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

AVIDXCHANGE, INC. By: Name: Title:

Exh. D-3

EXHIBIT E
FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in Section 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in Section 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guaranties, and swing loans included in such facilities), and (b) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to subpart (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to subparts (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

1. Assignor[s]: ______________________________

______________________________

2. Assignee[s]: ______________________________

______________________________

[Assignee is an [affiliate][Approved Fund] of [identify Lender]]

Exh. E-1

3. Borrowers: AvidXchange, Inc., a Delaware corporation,
AFV Commerce, Inc., a Delaware corporation, and each other
Domestic Subsidiary Borrower

4. Administrative Agent: KeyBank National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: The $150,000,000 Amended and Restated Credit and Security
Agreement dated as of August 8, 2024 among the Borrowers,
the Lenders party thereto, and the Administrative Agent.

6. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Commitment Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date: ______________]

8. Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

Exh. E-2

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR] By: Title: [NAME OF ASSIGNOR] By: Title:
ASSIGNEE[S] [NAME OF ASSIGNEE] By: Title: [NAME OF ASSIGNEE] By: Title:
[Consented to and] Accepted: KEYBANK NATIONAL ASSOCIATION, as Administrative Agent By: Title: [Consented to:] [BORROWERS] By: Title:

Exh. E-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.9 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exh. E-4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by facsimile or electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Exh. E-5

EXHIBIT F
ADDITIONAL LENDER ASSUMPTION AGREEMENT

This ADDITIONAL LENDER ASSUMPTION AGREEMENT (this “Agreement”), is made effective as of [_______________], by [___________________] (the “Additional Lender”), in favor of the parties to the Credit Agreement, as hereinafter defined.

WHEREAS, pursuant to that certain Amended and Restated Credit and Security Agreement, August 8, 2024 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), by and among AVIDXCHANGE, INC., a Delaware corporation (the “Administrative Borrower”), AFV COMMERCE, INC., a Delaware corporation (“AFV”), each other Domestic Subsidiary Borrower, as defined in the Credit Agreement (together with the Administrative Borrower and AFV, collectively, the “Borrowers”), the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”), the Lenders have agreed to extend certain credit facilities to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 2.10 of the Credit Agreement, the Borrowers have notified the Administrative Agent that the Borrowers propose to increase the aggregate Revolving Credit Commitments under the Credit Agreement by $[_______] (from the current $[_________] to $[________]);

WHEREAS, the Additional Lender has agreed to extend to the Borrowers a new Revolving Credit Commitment in the amount of $[_________] and to become a Lender for all purposes of the Credit Agreement;

WHEREAS, the parties to this Agreement are entering into this Agreement for purposes of effecting the increase of the Revolving Amount under the Credit Agreement and the extension of the new Revolving Credit Commitment of the Additional Lender, all as contemplated by the accordion provision (Section 2.10) of the Credit Agreement; and

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement;

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Lender hereby agrees as follows:

1. Agreement to be Bound By Credit Agreement. Effective on the Effective Date (as defined in Section 2 below), the Additional Lender hereby (a) accepts and assumes all rights and obligations under the Loan Documents of a Lender with the Revolving Credit Commitment set forth on Attachment 1 hereto, including any Revolving Loans, participations in Letters of Credit, and any other commitments and obligations that are attributable to such Revolving Credit Commitment (the “Assumed Rights and Obligations”), (b) agrees to be bound by the Credit Agreement as it would have been if it had been an original Lender party thereto, and (c) agrees to perform in accordance with their terms all of the obligations that are required under the Loan Documents to be performed by it as a Lender. The Additional Lender appoints and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under

Exh. F-1

the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Each party hereto acknowledges and agrees that the Revolving Credit Commitments of the Additional Lender and the other Lenders under the Credit Agreement are several and not joint commitments and obligations of such Lenders.

2. Effectiveness. Subject to receipt by the Administrative Agent of the payments described in Sections 3 and 4 below, and the satisfaction of the other requirements set forth in Section 3 below, this Agreement shall become effective on [___________] (the “Effective Date”).

3. Conditions to Effectiveness. Each party hereto agrees that the effectiveness of this Agreement shall be subject to satisfaction of the following conditions and requirements:

(a) The Borrowers shall have delivered to the Administrative Agent the following, in form and substance satisfactory to the Administrative Agent:

(i) duly executed counterparts of this Agreement signed by the Additional Lender, the Borrowers and the Guarantors of Payment;

(ii) a duly executed Revolving Credit Note prepared by the Administrative Agent and payable to the Additional Lender;

(iii) a certificate of a Financial Officer or another Authorized Officer of the Borrowers, certifying that (A) as of the Effective Date, all representations and warranties of the Borrowers and the Guarantors of Payment contained in the Loan Documents are true and correct in all material respects (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date), and (B) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the increase in the Revolving Amount; and

(iv) such other documents or items that the Administrative Agent may reasonably request.

(b) The Borrowers shall have paid to the Administrative Agent any fees payable under the Administrative Agent Fee Letter, and all reasonable costs and expenses of the Administrative Agent, including reasonable fees, charges and disbursements of counsel for the Administrative Agent incurred in connection with this Agreement and the transactions contemplated herein to the extent required by the Credit Agreement.

(c) The Administrative Agent shall have provided to the Borrowers and each Lender a revised Schedule 1 to the Credit Agreement, including revised Commitment Percentages for each of the Lenders. Such revised schedule shall replace the existing Schedule 1 to the Credit Agreement and become a part thereof.

4. Payments by Additional Lender on Effective Date. The Additional Lender shall pay to the Administrative Agent, for distribution to each other Lender, (a) the principal amount of Loans made by such other Lender pursuant to the Credit Agreement and outstanding on the Effective

Exh. F-2

Date that are greater than such other Lender’s Commitment Percentage of the Revolving Amount as in effect on the Effective Date, and (b) the amount of all funded participations for which such other Lender has reimbursed the Issuing Lender that are outstanding on the Effective Date and are greater than such other Lender’s Commitment Percentage of all unreimbursed obligations under Letters of Credit.

5. Effect of Agreement. On the Effective Date, the Additional Lender and the Administrative Agent shall make such payments and adjustments among the Lenders as are contemplated thereby such that each Lender’s Loans remain consistent with their Commitment Percentages after giving effect to this Agreement.

6. Representations and Warranties of the Additional Lender. The Additional Lender represents and warrants to the Administrative Agent, the Borrowers and the other Lenders as follows:

(a) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it.

(c) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(d) All approvals, authorizations or other actions by, or filings with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

(e) The Additional Lender has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of the Borrowers and the other Credit Parties, and the value of any collateral now or hereafter securing any of the obligations, indebtedness, liabilities or undertakings under the Loan Documents (“Collateral”), in connection with its assumption of the Assumed Rights and Obligations.

(f) The Additional Lender has received a copy of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

(g) The Additional Lender is an Eligible Assignee.

7. No Responsibility by the Administrative Agent or Other Lenders. Neither the Administrative Agent nor any other Lender makes any representation or warranty or assumes any responsibility to the Additional Lender for:

Exh. F-3

(a) the execution (by any party other than such party), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or for any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available to the Additional Lender by such party or by or on behalf of any Credit Party in connection with the Loan Documents and the transactions contemplated thereby;

(b) the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Default or Event of Default under the Loan Documents; or

(c) the accuracy or completeness of any information provided to the Additional Lender, whether by such party or by or on behalf of any Credit Party.

Neither the Administrative Agent nor any other Lender shall have any initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Credit Parties, or the value of any Collateral, in connection with the Additional Lender’s assumption of the Assumed Rights and Obligations or to provide the Additional Lender with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter, except as otherwise expressly provided in the Credit Agreement.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Additional Lender and the other parties to the Credit Agreement and their respective successors and assigns.

9. Payments. All payments by or to the Additional Lender hereunder shall be made in Dollars, in immediately available funds. Payments by the Additional Lender hereunder shall be made to the Administrative Agent to the address or account specified in the Credit Agreement. Payments to the Additional Lender shall be made to the address or account specified on Attachment 1 to this Agreement.

10. Notice. The address of the Additional Lender for notice purposes under the Credit Agreement shall be as specified on the administrative detail form delivered to the Administrative Agent by the Additional Lender.

11. Counterparts. This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

12. Headings. The headings, captions and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13. Severability. Any term or provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this

Exh. F-4

Agreement and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

14. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument in writing signed and delivered on behalf of each of the parties hereto.

15. Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of New York.

[Remainder of page intentionally left blank.]

Exh. F-5

JURY TRIAL WAIVER. THE ADDITIONAL LENDER, THE BORROWERS AND THE ADMINISTRATIVE AGENT, TO THE EXTENT PERMITTED BY LAW, EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE ADDITIONAL LENDER, THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the Additional Lender has executed this Agreement as of the date first above written.

[_________________________________] as the Additional Lender By: Name: Title:
ACKNOWLEDGED AND AGREED: [________________________________] as a Borrower By: Name: Title:
[_______________________________] as the Administrative Agent By: Name: Title:

Exh. F-6

ATTACHMENT 1

Additional Lender	Revolving Credit Commitment	Commitment Percentage
[_______________________]	$[__________]	[_______]

Exh. F-7

EXHIBIT G
FORM OF
DOMESTIC SUBSIDIARY BORROWER ASSUMPTION AGREEMENT

This DOMESTIC SUBSIDIARY BORROWER ASSUMPTION AGREEMENT (“Agreement”) is made effective as of [_________ __], 20[__], by and among [_____________], a [__________] [corporation] (the “Obligor”), AVIDXCHANGE, INC., a Delaware corporation (the “Administrative Borrower”), AFV COMMERCE, INC., a Delaware corporation (“AFV”) each other Domestic Subsidiary Borrower, as defined in the Credit Agreement, as hereinafter defined (together with the Administrative Borrower and AFV, collectively, the “Borrowers”), and KEYBANK NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement (the “Administrative Agent”), on behalf of and for the benefit of the Lenders, as defined in the Credit Agreement.

WHEREAS, the Borrowers, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit and Security Agreement, dated as of August 8, 2024 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, each capitalized term not defined herein being used herein as therein defined) wherein the Administrative Agent and the Lenders have agreed to make Loans to the Borrowers, and the Issuing Lender has agreed to issue Letters of Credit to the Borrowers on behalf of the Lenders, all upon certain terms and conditions;

WHEREAS, pursuant to Section 2.15(a) of the Credit Agreement, the Borrowers have requested that, effective on [_______ __], 20[__] (the “Assumption Effective Date”), the Obligor shall be designated as a “Domestic Subsidiary Borrower” under the Credit Agreement; and

WHEREAS, the Administrative Agent and the Lenders are willing to permit the Obligor to become a “Domestic Subsidiary Borrower” under the Credit Agreement and the Lenders are willing to make Loans to the Obligor and issue Letters of Credit for the account of the Obligor pursuant to the Commitment (for the Obligor, on a joint and several basis with the other Borrowers), upon certain terms and conditions as set forth in the Credit Agreement, one of which is that the Obligor shall assume all of the obligations of a Borrower under the Credit Agreement and the Related Writings, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to the Obligor and the other Borrowers by the Administrative Agent and the Lenders, and for other valuable consideration;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligor hereby agrees as follows:

1. Assumption. On and after the Assumption Effective Date, the Obligor irrevocably and unconditionally assumes all of the obligations of a Borrower under the Credit Agreement and the Related Writings and shall be liable for all of the Obligations, as defined in the Credit Agreement, on a joint and several basis with the other Borrowers, as fully as if the Obligor had been an original party to the Credit Agreement, including, but not limited to assuming liability for (a) all Loans and Letters of Credit, (b) all other indebtedness now owing or hereafter incurred by one or more Borrowers to the Administrative Agent and the Lenders pursuant to the Credit

Exh. G-1

Agreement and the other Loan Documents executed in connection therewith, and (c) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part.

2. The Obligor Party to the Credit Agreement. On and after the Assumption Effective Date, the Obligor shall (a) be designated a “Domestic Subsidiary Borrower” pursuant to the terms and conditions of the Credit Agreement, and (b) become bound by all representations, warranties, covenants, provisions and conditions of the Credit Agreement and each other Loan Document applicable to the Borrowers, as if the Obligor had been the original party making such representations, warranties and covenants.

3. Representations and Warranties of the Obligor. The Obligor represents and warrants to the Administrative Agent and each Lender that:

(a) the Obligor is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in each state or jurisdiction where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect;

(b) the Obligor has full power, authority and legal right to execute and deliver this Agreement, and to perform and observe the provisions hereof and of the Credit Agreement and the Notes (if any) executed by the Obligor, and the officers acting on behalf of the Obligor have been duly authorized to execute and deliver this Agreement;

(c) this Agreement, the Credit Agreement and the Notes (if any) executed by the Obligor are each valid and binding upon the Obligor and enforceable against the Obligor in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity; and

(d) each of the representations and warranties set forth in Article VI of the Credit Agreement applicable to the Borrowers are true and complete in all material respects with respect to the Obligor as a Domestic Subsidiary Borrower under the Credit Agreement, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties were true in all material respects as of such earlier date.

4. Representations and Warranties of the Borrowers and the Obligor. The Borrowers and the Obligor represent and warrant to the Administrative Agent and each Lender that:

(a) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Agreement or by the performance or observance of any provision hereof; and

(b) neither the execution and delivery of this Agreement, nor the performance and observance of the provisions hereof, by the Obligor violate or conflict with the

Exh. G-2

Organizational Documents of Obligor, or any law applicable to Obligor or result in a breach of any provision of or constitute a default under any material agreement to which Obligor is a party.

5. Obligations of the Borrowers and Each Guarantor Not Affected. Anything herein to the contrary notwithstanding, the Borrowers and each Guarantor of Payment shall remain bound by the terms and conditions of all of the Loan Documents to which such Borrower or Guarantor of Payment is a party, regardless of the assumption of the Obligations by the Obligor hereunder, or the enforceability thereof or of any of the Loan Documents. Each Borrower and Guarantor of Payment hereby confirms the Obligations of such Borrower or Guarantor of Payment, respectively, under the Loan Documents.

6. Conditions Precedent. Concurrently with the execution of this Agreement, the Borrowers and the Obligor, as appropriate, shall:

(a) satisfy each of the conditions set forth in Section 2.15(a) of the Credit Agreement;

(b) pay all reasonable legal fees and expenses of the Administrative Agent incurred in connection with this Agreement;

(c) cause each Guarantor of Payment to consent and agree to and acknowledge the terms of this Agreement; and

(d) provide such other items as may be reasonably required by the Administrative Agent or the Lenders in connection with this Agreement.

7. Binding Nature of Agreement. All provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby. This Agreement is a Related Writing as defined in the Credit Agreement. This Agreement shall bind and benefit the Borrowers, the Obligor, the Administrative Agent and the Lenders and their respective successors and permitted assigns.

8. Counterparts. This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

9. New York Law to Govern. The rights and obligations of all parties hereto shall be governed by the laws of the State of New York.

Exh. G-3

JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE ADMINISTRATIVE AGENT, THE LENDERS, THE OBLIGOR AND THE BORROWERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG EACH OF THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

Address: Attention:	[OBLIGOR] By: Name: Title:
[BORROWERS] By: Name: Title:

KEYBANK NATIONAL ASSOCIATION as Administrative Agent on behalf of and for the benefit of the Lenders By: Name: Title:

Exh. G-4

GUARANTOR ACKNOWLEDGMENT

Each of the undersigned consents and agrees to and acknowledges the terms of the foregoing the Domestic Subsidiary Borrower Assumption Agreement, dated as of [_________], 20[__]. Each of the undersigned specifically agrees to the waivers set forth in such agreement, including, but not limited to, the jury trial waiver. Each of the undersigned further agrees that the obligations of each of the undersigned pursuant to the Guaranty of Payment and any other Loan Document to which any of the undersigned is a party shall remain in full force and effect and be unaffected hereby.

[_________________] By: Name: Title:
[_________________] By: Name: Title:
[_________________] By: Name: Title:
[_________________] By: Name: Title:

Exh. G-5